As filed with the Securities and Exchange Commission on August 29, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gol Linhas Aéreas Inteligentes S.A.	Gol Finance
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Gol Intelligent Airlines Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil	Cayman Islands
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

4512	4512
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not Applicable	Not Applicable
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

Rua Gomes de Carvalho 1629

Vila Olímpia

04547-006 São Paulo, São Paulo

Federative Republic of Brazil

(+55 11 3169 6800)

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

National Registered Agents, Inc.

875 Avenue of the Americas, Suite 501

New York, New York 10001

(1-800-767-1553)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew B. Jánszky, Esq.

Shearman & Sterling LLP

Av. Brig. Faria Lima, 3400

04538 132 São Paulo, Brazil

Approximate date of commencement of proposed offer to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
7.50% Senior Notes Due 2017	US$225,000,000	100%	US$225,000,000	US$6,907.50
Guaranty	US$225,000,000	—	—	None(2)

(1)	The securities being registered hereby are offered in exchange for 7.50% Senior Notes due 2017 previously sold in transactions exempt from registration under the Securities Act of 1933. The registration fee has been computed based on the face value of the securities pursuant to Rule 457 under the Securities Act.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guaranty.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the registrant offsets the total filing fee against the filing fee paid under Registration Statement No. 333-134188, filed by Gol Linhas Aéreas Inteligentes S.A. on May 17, 2006 and withdrawn on September 7, 2006.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 29, 2007

PROSPECTUS

US$225,000,000

GOL FINANCE

OFFER TO EXCHANGE

7.50% Senior Notes due 2017

that have been registered under the Securities Act of 1933

for any and all of its

Unregistered 7.50% Senior Notes due 2017

Unconditionally Guaranteed as to payment of principal and interest by

Gol Linhas Aéreas Inteligentes S.A. and Gol Transportes Aéreos S.A.

Terms of the Exchange Offer

This prospectus and accompanying letter of transmittal relate to the proposed offer by Gol Finance to exchange up to US$225,000,000 aggregate principal amount of new 7.50% Senior Notes due 2017, or exchange notes, which are registered under the Securities Act of 1933, as amended, for any and all of its 7.50% Senior Notes due 2017, or unregistered notes, that were issued on March 22, 2007. The exchange notes are unconditionally guaranteed as to payment of principal and interest by Gol Linhas Aéreas Inteligentes S.A. and Gol Transportes Aéreos S.A. Gol Finance is a wholly owned subsidiary of Gol Linhas Aéreas Inteligentes S.A. The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007.

•	Tenders of outstanding unregistered notes may be withdrawn at any time before 5:00 p.m. on the date the exchange offer expires.

•	All outstanding unregistered notes that are validly tendered and not validly withdrawn will be exchanged.

•

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act of 1933, do not have any transfer restrictions and do not have registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	None of Gol Finance, Gol Linhas Aéreas Inteligentes S.A. or Gol Transportes Aéreos S.A. will receive any proceeds from the exchange offer.

•	Application will be made to list the exchange notes on the Official List of the Luxembourg Stock Exchange and to be traded on the MTF Market of that Exchange.

Please see “ Risk Factors” beginning on page 11 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC, or by book-entry transfer at Clearstream Banking, S.A. Luxembourg, or Clearstream, or Euroclear Bank S.A./N.A., as operator of the Euroclear System, or Euroclear. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resale of exchange notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of consummation of this exchange offer.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Our business financial condition, results of operations and prospects may have changed since then. None of Gol Finance, Gol Linhas Aéreas Inteligentes S.A. or Gol Transportes Aéreos S.A. is making an offer of the notes in any jurisdiction where the offer is not permitted.

In this prospectus, we use the terms “GLAI” to refer to “Gol Linhas Aéreas Inteligentes S.A.,” “GTA” to refer to Gol Transportes Aéreos S.A., “Issuer” to refer to Gol Finance and “we,” “us” and “our” to refer to GLAI and its consolidated subsidiaries, including “GTA” and the “Issuer,” except where the context requires otherwise. All references to “Guarantors” refer to GLAI and GTA, collectively. Whenever we refer in this prospectus to the 7.50% Senior Notes due 2017 issued on March 22, 2007, we will refer to them as the “unregistered notes.”

i

Whenever we refer in this prospectus to the registered 7.50% Senior Notes due 2017, we will refer to them as the “exchange notes” or sometimes as the “new notes.” The unregistered notes and the exchange notes are collectively referred to as the “notes.” All references in this prospectus to “real,” “reais,” or “R$” are to the legal currency of Brazil and all references to “U.S. dollar,” “U.S. dollars” or “US$” are to the legal currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

The Issuer and GTA are not required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC. The Issuer’s and GTA’s financial condition, results of operations and cash flows are consolidated into our financial statements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. As a foreign private issuer, we are exempt from the Exchange Act rules regarding the provision and control of proxy statement and regarding short-swing profit reporting and liability. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. We file materials with, and furnish material to, the SEC electronically using the EDGAR System. The SEC maintains an Internet site that contains these materials at www.sec.gov. In addition, such reports, proxy statements and other information concerning us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our American Depositary Shares, representing our preferred shares, are listed.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we furnish our shareholders with annual reports containing financial statements audited by our independent auditors and make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We file quarterly financial statements with the SEC within two months of the end of the first three quarters of our fiscal year, and we file annual reports on Form 20-F within the time period required by the SEC, which is currently six months from December 31, the end of our fiscal year.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we submit to the Commission in the future and incorporate by reference will automatically update and supersede the previously submitted information. We incorporate herein by reference the documents listed below that we have submitted to the Commission:

•	Annual Report on Form 20-F for the year ended December 31, 2006, or the 2006 Annual Report; and

•

Our Reports on Form 6-K dated March 16, March 28 (GLAI announces acquisition of VRG), April 9, April 10 (Minutes of Board of Directors’ meeting), April 18, April 20 (Financial Statements U.S. GAAP for the first quarter of 2007), April 27, June 14 (Minutes of Board of Directors’ meeting), June 15, and August 9, 2007 (Unaudited Condensed Consolidated Interim Financial Statements under U.S. GAAP).

We incorporate by reference in this prospectus all subsequent reports submitted to the Commission on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus, in each case, after the date of this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, at no cost to such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such document until the exchange offer is complete. You may make such a request by writing or telephoning us at the following mailing address or telephone number.

Investor Relations Department

Tel.: 55 11 3169-6800

www.voegol.com.br

Rua Gomes de Carvalho 1629,

04547-006 São Paulo, SP, Brazil

Any request for documents should be made by             , 2007 to ensure timely delivery of the documents.

Information contained on our website is not incorporated by reference in, and shall not be considered a part of, this prospectus.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This prospectus, as well as information incorporated by reference in this prospectus, includes forward-looking statements, principally in “Risk Factors” in this prospectus, and “Item 3D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects”, each included in our 2006 Annual Report. We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•	general economic, political and business conditions in Brazil and in other South American markets we serve;

•	management’s expectations and estimates concerning our future financial performance and financing plans and programs;

•	our level of fixed obligations;

•	our capital expenditure plans;

•	inflation and fluctuations in the exchange rate of the real;

•	existing and future governmental regulations, including air traffic capacity controls;

•	increases in fuel costs, maintenance costs and insurance premiums;

•	changes in market prices, customer demand and preferences and competitive conditions;

•	cyclical and seasonal fluctuations in our operating results;

•	defects or mechanical problems with our aircraft;

•	our ability to successfully implement our growth strategy; and

•	the risk factors discussed under “Risk Factors.”

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before participating in this exchange offer. You should read carefully the entire prospectus, accompanying letter of transmittal and documents incorporated by reference.

Gol Linhas Aéreas Inteligentes S.A.

We are the only low-fare low-cost airline providing frequent service on routes connecting all of Brazil’s major cities and also to major cities in Argentina, Bolivia, Chile, Paraguay, Peru, and Uruguay. Our mission is to increase the growth and profits of our business by stimulating and meeting demand for safe, affordable, convenient air travel for both business and leisure passengers. We do this by offering simple, safe and efficient service while having one of the lowest operating costs in the airline industry worldwide. Our vision is to be recognized by 2010 as the airline that popularized high-quality, low-fare air transportation in South America. GTA is our main operating company.

For more information about us and our business, see the information incorporated by reference herein under “Information Incorporated by Reference” above.

Gol Finance

Gol Finance, or the Issuer, is an exempted limited liability company incorporated under the laws of the Cayman Islands on March 16, 2006. GLAI owns directly 100% of the Issuer’s equity interests. The Issuer was established to primarily finance the acquisition of aircraft, equipment and supply materials by other companies of the Gol group. The Issuer’s authorized share capital is US$50,000.00, divided into 50,000 ordinary shares of US$1.00 each. The Issuer’s issued share capital is a single ordinary share of US$1.00 par value, which is fully paid up. Its statutory documents and any other documents concerning the Issuer which are referred to in this prospectus can be inspected at our principal executive offices at the same address. No financial statements have been produced for the Issuer as of the date of this prospectus and no financial statements are expected to be prepared for the Issuer in the future.

Recent Developments

On April 9, 2007, we acquired all outstanding capital stock of VRG Linhas Aéreas S.A. (“VRG”, the airline that operates the Varig brand) for R$558.7 million (equivalent to US$290.1 million based on the real/U.S. dollar exchange rate in effect on June 30, 2007 of R$1.926 per US$1.00). For further information regarding this acquisition, see our report on Form 6-K as filed with the Commission on March 28, 2007, which is incorporated by reference in this prospectus. See “Information Incorporated by Reference.”

The registered office of the Issuer is located at Rua Gomes de Carvalho 1629, 04547-006 São Paulo, SP, Brazil. Our principal executive offices are located at Rua Gomes de Carvalho 1629, 04547-006 São Paulo, SP, Brazil. The telephone number of our investor relations department is +55 11 3169-6800. Our website address is www.voegol.com.br and our website is available in Portuguese, Spanish and English. Investor information can be found on our website under the caption “Investor Relations.” Information contained on our website is not incorporated by reference in, and shall not be considered a part of, this prospectus.

Summary of the Exchange Offer

On March 22, 2007, the Issuer issued US$225 million aggregate principal amount of unregistered 7.50% Senior Notes due 2017. The unregistered notes are fully, unconditionally and irrevocably guaranteed as to payment of principal and interest by the Guarantors. On the same day, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act but otherwise having substantially identical terms to the unregistered notes. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your notes. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the notes. The exchange notes will also be fully, unconditionally and irrevocably guaranteed as to payment of principal and interest by the Guarantors. The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends; the exchange notes will not have registration rights; and the exchange notes will not have rights to additional interest. For additional information on the terms of this exchange offer, see “The Exchange Offer.”

The Exchange Offer ............................................	Gol Finance is offering to exchange each US$1,000 principal amount of its 7.50% Senior Notes due 2017, which have been registered under the Securities Act, for each $1,000 principal amount of its outstanding unregistered 7.50% Senior Notes due 2017 that were issued on March 22, 2007. As of the date of this prospectus, US$225 million in principal amount of our unregistered notes is outstanding. The exchange notes will be issued in registered form in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Expiration of the Exchange Offer .......................	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we decide to extend the exchange offer.

Conditions of the Exchange Offer ......................	The Issuer will not be required to accept for exchange any unregistered notes, and GLAI may amend or terminate the exchange offer, if the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

Resales of the Exchange Notes ...........................	Based on interpretative letters of the SEC staff to third parties unrelated to us, the Issuer believes that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•        no law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated which, in the Issuer’s good faith determination, does not permit it to effect the exchange offer;

• at the time of commencement of the exchange offer, you had no arrangement or understanding with any person to participate in the distribution of the unregistered notes or exchange notes;

•        you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Issuer or the Guarantors or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•        if you are a broker-dealer, you have not entered into any arrangement or understanding with the Issuer or the Guarantors or any “affiliate” of the Issuer or the Guarantors (as defined in Rule 405 under the Securities Act) to distribute the exchange notes;

•        if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes; and

• you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to accept the exchange offer, you must represent to the Issuer that these conditions have been met.

If the belief of the Issuer is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. The Issuer does not assume or indemnify you against such liability.

Accrued Interest on the Exchange Notes and
Unregistered Notes ..............................................	If the notes are exchanged prior to October 3, 2007, the exchange notes will accrue interest from and including March 22, 2007, and the Issuer will pay interest on the exchange notes semiannually on April 3 and October 3 of each year, commencing October 3, 2007. If the notes are exchanged on or after October 3, 2007, the exchange notes will accrue interest from and including October 3, 2007, and the Issuer will pay interest on the exchange notes semiannually on April 3 and October 3 of each year, commencing April 3, 2008.

Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Unregistered Notes ................................................................	If you wish to participate in the exchange offer, you must:

•        transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on             , 2007, the expiration date of the exchange offer. You must also provide physical delivery of your unregistered notes to the exchange agent’s address as set forth in the letter of transmittal.

The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Procedures for Tendering;” or

•        you may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent’s account at DTC and through Clearstream Banking or Euroclear pursuant to established procedures between DTC and Euroclear or Clearstream Banking. By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners ........	If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Guaranteed Delivery Procedures for
Unregistered Notes .........................................	If you cannot meet the expiration deadline, or you cannot deliver on time your unregistered notes, the letter of transmittal or any other required documentation, or comply on time with DTC’s, Euroclear’s or Clearstream Banking’s respective standard operating procedures for electronic tenders, you may tender your unregistered notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights ..............................................	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on , 2007, the expiration date.

Consequences of Failure to Exchange ...............	If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes will continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer. The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes.

Certain U.S. Federal Income Tax
Consequences ...................................................	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds .................................................	Neither the Issuer nor the Guarantors will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent for Unregistered Notes ............	The Bank of New York, the trustee under the indenture for the unregistered notes, is serving as the exchange agent in connection with the exchange offer. The Bank of New York, as exchange agent, can be reached at 101 Barclay Street, 7 East, New York, NY 10286

Information Agent ...............................................	D. F. King & Co., Inc. is the information agent for the exchange offer.

Summary Description of the Exchange Notes

The following summarized description of the exchange notes is subject to a number of important exceptions and qualifications. For additional information on the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer .....................................................................	Gol Finance.

Guarantors ............................................................	Gol Linhas Aéreas Inteligentes S.A. and Gol Transportes Aéreos S.A.

Exchange Notes Offered ......................................	US$225,000,000 aggregate principal amount of 7.50% Senior Notes due 2017.

Guarantees ...........................................................	The Guarantors will unconditionally guarantee, jointly and severally, on an unsecured unsubordinated basis, all of the Issuer’s obligations pursuant to the exchange notes.

Maturity Date .......................................................	April 3, 2017.

Interest Rate .........................................................	The exchange notes will bear interest from March 22, 2007 if the notes are exchanged before October 3, 2007, or from October 3, 2007 if the notes are exchanged on or after October 3, 2007, at the annual rate of 7.50%, payable semi-annually in arrears on each interest payment date.

Interest Payment Dates ........................................	April 3 and October 3 of each year, commencing on October 3, 2007 if the notes are exchanged prior to October 3, 2007. April 3 and October 3 of each year, commencing on April 3, 2008 if the notes are exchanged on or after October 3, 2007.

Ranking .................................................................	The exchange notes will be unsecured and will rank equally with the other unsecured indebtedness the Issuer may incur. The exchange notes will be guaranteed, jointly and severally, on an unsecured unsubordinated basis by the Guarantors. The guarantees will rank equally in right of payment with the other unsecured indebtedness and guarantees of the Guarantors. The exchange notes will be effectively junior to the Issuer’s and the Guarantors’ secured indebtedness. Under Brazilian law, holders of the exchange notes will not have any claim whatsoever against the Guarantors’ non-guarantor subsidiaries. See “Description of the Exchange Notes—Ranking.” As of June 30, 2007, the Issuer had US$425.0 million of long-term indebtedness and the Guarantors had US$750.0 million of consolidated long-term indebtedness, including the Issuer’s indebtedness. As of June 30, 2007, the Issuer had no secured indebtedness and the Guarantors had US$37.7 million of consolidated secured indebtedness.

Payment of Additional Amounts ..........................	Payments of interest on the exchange notes will be made after withholding and deduction for any Brazilian or Cayman taxes as set forth under “Taxation.” The Issuer, in respect of the exchange notes, and the Guarantors, in respect of the guarantees, will pay such additional amounts as will result in receipt by the holders of exchange notes of such amounts as would have been received by them had no such withholding or deduction for Brazilian or Cayman taxes been required, subject to certain exceptions set forth under “Description of the Exchange Notes—Additional Amounts.”

Tax Redemption ...................................................	The Issuer may, at its option, redeem the exchange notes, in whole but not in part, at 100% of their principal amount plus accrued interest and additional amounts, if any, upon the occurrence of specified events relating to the applicable tax law. See “Description of the Exchange Notes—Redemption—Tax Redemption.”

Additional Amounts ..............................................	Payments of interest on the exchange notes will be made after withholding and deduction for any Brazilian or Cayman taxes as set forth under “Taxation.” The Issuer, in respect of the exchange notes, and the Guarantors, in respect of the guarantees, will pay such additional amounts as will result in receipt by the holders of notes of such amounts as would have been received by them had no such withholding or deduction for Brazilian or Cayman taxes been required, subject to certain exceptions set forth under “Description of Notes—Additional Amounts.”

Optional Redemption ...........................................	The Issuer may redeem for cash all or a portion of the exchange notes at any time or from time to time, by paying the redemption price described under “Description of the Exchange Notes—Redemption—Optional Redemption,” which will be equal to the greater of (1) 100% of the principal amount of the exchange notes being redeemed and (2) a make whole amount, if any, together with accrued and unpaid interest to the redemption date.

Covenants .............................................................	The terms of the exchange notes do not contain any restrictive covenants or other provisions designed to protect holders of the exchange notes in the event that the Issuer or the Guarantors or any other of the Guarantors’ present or future subsidiaries participate in a highly leveraged transaction. The terms of the exchange notes do not permit the Issuer and the Guarantors to consolidate or merge with, or transfer all or substantially all of their respective assets to, another person, or to enter into transactions with affiliates, unless the Issuer or the Guarantors, as the case may be, comply with certain requirements. See “Description of the Exchange Notes—Covenants.”

Change of control offer ........................................	Upon the occurrence of a change of control that results in a ratings decline, you will have the right, as a holder of the exchange notes, subject to certain exceptions, to require the Issuer to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, on the repurchase date. See “Description of the Exchange Notes—Repurchase of Notes Upon a Change of Control.”

Events of default ..................................................

The exchange notes and the indenture will contain certain events of default, consisting of, among others, the following:

•         failure to pay the principal when due or failure to pay interest in respect of the exchange notes within 30 days of the due date for an interest payment;

•         failure to comply with the Issuer’s and the Guarantors’ covenants with such failure continuing for either 30 or 60 days, after written notice has been delivered to the Issuer and the Guarantors;

•         indebtedness of the Issuer, the Guarantors or any of the significant subsidiaries of GLAI exceeding US$50 million is not paid when due or is accelerated; and

•         specified events of bankruptcy, liquidation or insolvency of us or any of our subsidiaries.

For a full description of the Events of Default, see “Description of the Exchange Notes — Events of Default.”

Further Issuances ................................................	The Issuer may from time to time without notice to or consent of the holders of exchange notes create and issue an unlimited principal amount of additional notes of the same series as the exchange notes initially issued in this offering. Holders of the exchange notes should be aware that additional notes that are treated as the same series as the exchange notes initially issued in this offering may be treated as separate issues for U.S. federal income tax purposes. See “Description of the Exchange Notes — Further Issuances.”

Form and Denomination; Settlement ..................	The exchange notes will be issued in the form of global notes in fully registered form without interest coupons attached. The global notes will be exchanged or transferred, as the case may be, for definitive certificate notes in fully registered form without interest coupons only in limited circumstances. The exchange notes will be issued in registered form in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. See “Description of the Exchange Notes—Form, Denomination and Title.”

The exchange notes will be issued in book-entry form through the facilities of DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as the operator of Euroclear, and Clearstream, and will trade in DTC’s same-day funds settlement system. Beneficial interests in exchange notes held in book-entry form will not be entitled to receive physical delivery of certificated notes, except in certain limited circumstances.

Listing ..................................................................	Application will be made to list the exchange notes on the Official List of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of that Exchange. We cannot assure you, however, that this application will be accepted.

Use of Proceeds ...................................................	Neither the Issuer nor the Guarantors will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Governing Law ...................................................	The indenture, the guarantees and the exchange notes will be governed by the laws of the State of New York.

Trustee, Registrar and Transfer Agent ..............	The Bank of New York.

Principal Paying Agent ......................................	The Bank of New York.

Luxembourg Paying Agent and Transfer Agent ...............................................................	The Bank of New York (Luxembourg) S.A.

Luxembourg Listing Agent ..................................	The Bank of New York Europe Limited.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is set forth below for the six months ended June 30, 2007 and for each year in the five-year period ended December 31, 2006.

For purposes of computing the following ratios, earnings are defined as income before taxes plus fixed charges and amortization of capitalized interest less capitalized interest and preferred stock dividend requirements. Fixed charges consist of interest (capitalized and expensed), amortization of deferred debt issuance costs, and that portion of rental expense that is representative of the interest factor.

	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.03	7.98	12.19	15.26	6.93	2.60

RISK FACTORS

You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus, including under the heading “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2006, before deciding to exchange unregistered notes for exchange notes. Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described herein or therein. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations.

Risks Relating to the Exchange Notes

There are no financial covenants in the exchange notes or the guarantees.

None of the Issuer, the Guarantors or any of their subsidiaries are restricted from incurring additional debt or liabilities, including additional senior debt, under the exchange notes, the guarantees or the indenture. If either the Issuer or the Guarantors incur additional debt or liabilities, their ability to pay their obligations on the exchange notes or the guarantees, as the case may be, could be adversely affected. The Issuer and the Guarantors expect from time to time to incur additional debt and other liabilities. In addition, neither the Issuer nor the Guarantors are restricted from creating liens on their assets, and the Guarantors are not restricted from paying dividends or issuing or repurchasing securities under the guarantees or the indenture.

Payments on the exchange notes and the guarantees will be junior to any secured debt obligations of the Issuer and the Guarantors, as the case may be, and effectively junior to debt obligations of our non-guarantor subsidiaries.

The exchange notes and the guarantees will constitute unsecured unsubordinated obligations of the Issuer and the Guarantors and will rank equal in right of payment with all of the other existing and future unsecured unsubordinated indebtedness of the Issuer and the Guarantors, respectively. Although the holders of the exchange notes will have a direct, but unsecured claim on the assets and property of the Issuer, payment on the exchange notes will be subordinated to any secured debt of the Issuer to the extent of the assets and property securing such debt. Payment on the exchange notes will also be effectively subordinated to the payment of secured and unsecured debt and other creditors of the Guarantor’s non-guarantor subsidiaries. In addition, under Brazilian law, the obligations of the Guarantors under the guarantees are subordinated to certain statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes, court fees, expenses and costs, as well as to other statutory claims specific to the aircraft industry. In the event of the Guarantors’ liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the exchange notes.

As of June 30, 2007, the Issuer had US$425.0 million of long-term indebtedness and the Guarantors had US$750.0 million of consolidated long-term indebtedness, including the Issuer’s indebtedness. As of June 30, 2007, the Issuer had no secured indebtedness and the Guarantors had US$37.7 million of consolidated secured indebtedness.

Judgments of Brazilian courts enforcing the Guarantors’ obligations under the exchange notes would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce obligations of the Guarantors under the guarantees, the Guarantors would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against the Guarantors in Brazilian courts in respect of any payment obligations under the guarantees will be expressed in reais equivalent to the U.S. dollar amount at the exchange rate published by the Central Bank of the date on which such judgment is rendered. We cannot assure you that this exchange rate will afford you full compensation of the amount invested in the exchange notes.

We cannot assure you that an active trading market for the exchange notes will develop.

The exchange notes constitute a new issue of securities, for which there is no existing market. Although we will apply to list the exchange notes on the Official List of the Luxembourg Stock Exchange and admission to trading will be made on the Euro MTF market of the Luxembourg Stock Exchange, we cannot provide you with any assurances that the application will be accepted. Further, no assurance can be provided regarding the development of a market for the exchange notes, the ability of holders of the exchange notes to sell their exchange notes, or the price at which such holders may be able to sell their exchange notes. Accordingly, we cannot assure you that an active trading market for the exchange notes will develop or, if a trading market develops, that it will continue. The lack of an active trading market for the exchange notes would have a material adverse effect on the market price and liquidity of the exchange notes. Even if a market for the exchange notes develops, the exchange notes may trade at a discount from their initial offering price.

We may be unable to repurchase the exchange notes upon a change of control.

Upon the occurrence of a change of control that results in a rating decline, you may require us to purchase all or a portion of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest and any additional amounts. If such a change of control were to occur, we may not have enough funds at the time to pay the purchase price for all tendered exchange notes. Our future indebtedness may provide that a change of control constitutes an event of default which could result in the acceleration of maturity of such indebtedness and may prohibit the purchase of the exchange notes upon a change of control that results in a ratings decline. If a change of control that results in a rating decline occurs at a time when we are prohibited from purchasing the exchange notes, we could seek the consent of our lenders to purchase the exchange notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the exchange notes. Our failure to purchase any tendered exchange notes would constitute an event of default under the applicable agreement. Our obligation to offer to purchase the exchange notes upon a change of control that results in a rating decline would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. The terms “change of control” and “rating decline” are defined in the “Description of the Exchange Notes—Certain Definitions” section.

Risks Relating to the Unregistered Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions.

If you do not exchange your unregistered notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your unregistered notes. We do not intend to register the unregistered notes under the Securities Act. To the extent unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes would be adversely affected. See “The Exchange Offer.”

USE OF PROCEEDS

Neither the Issuer nor the Guarantors will receive any proceeds from the exchange offer. In consideration for issuing the exchange notes contemplated by this prospectus, the Issuer will receive unregistered notes from you in like principal amount. The unregistered notes surrendered in exchange for exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

The net proceeds from the sale of the unregistered notes were primarily used to finance the acquisition of aircraft, equipment, and supply materials by other companies of the Gol group.

EXCHANGE RATES

Before March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. These transactions included the purchase or sale of shares or payment of dividends or interest with respect to shares. Foreign currencies could only be purchased in the commercial exchange market through a Brazilian bank authorized to operate in these markets. In both markets, rates were freely negotiated.

In March 2005, the National Monetary Council, dated March 4, 2005, consolidated the foreign exchange markets into one single foreign exchange market. All foreign exchange transactions are now carried out through institutions authorized to operate in the consolidated market and are subject to registration with the Central Bank’s electronic registration system. Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention.

Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Item 3D. Risk Factors—Risks Relating to Brazil” in our 2006 Annual Report.

The following tables set forth the commercial selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated.

	Period-end	Average for Period	Low	High
	(reais per US.dollar)
Year Ended
December 31, 2002	3.533	2.998(1)	2.271	3.955
December 31, 2003	2.889	3.060(1)	2.822	3.662
December 31, 2004	2.654	2.917(1)	2.654	3.205
December 31, 2005	2.341	2.412(1)	2.163	2.762
December 31, 2006	2.138	2.168(1)	2.059	2.371
Month Ended
March 31, 2007	2.050	2.089(2)	2.139	2.050
April 30, 2007	2.034	2.032(2)	2.023	2.048
May 31, 2007	1.929	1.982(2)	1.929	2.031
June 30, 2007	1.926	1.932(2)	1.905	1.964
July 31, 2007	1.878	1.883(2)	1.845	1.918
August (through August 24)	1.986	1.964(2)	1.873	2.112

Source: Central Bank

(1)	Represents the average of the exchange rates on the last day of each month during the period.
(2)	Represents the average of the exchange rates during the period.

CAPITALIZATION

The following table sets forth our consolidated total capitalization at June 30, 2007. This table should be read in conjunction with the section “Selected Financial and Other Information” in our 2006 Annual Report and our report on Form 6-K submitted to the Commission on August 9, 2007.

	As of June 30, 2007
	(in thousands of reais)	(in thousands of U.S. dollars)(1)
Cash
Cash and cash equivalents	553,669	287,441
Short-term investments	1,205,474	625,830

Total cash and financial investments	1,759,143	913,271

Short-term debt	382,726	198,695
Current portion of long-term debt	58,062	30,143
Long-term debt	1,444,710	750,031

Total debt	1,885,498	978,869

Shareholders’ equity
Preferred shares, no par value; 94,703,717 issued and outstanding	1,207,780	627,027
Common shares, no par value; 107,590,792 issued and outstanding	41,500	21,545
Additional paid-in capital	36,227	18,807
Appropriated retained earnings	39,577	20,547
Unappropriated retained earnings	1,178,321	611,733
Accumulated other comprehensive gain	9,815	5,096

Total shareholders’ equity	2,513,220	1,304,755

Total capitalization(2)(3)	4,398,718	2,283,624

(1)	The real amounts for June 30, 2007 have been converted into dollars using the exchange rate of US$1.00 = R$1.9262, which is the selling rate reported by the Central Bank on this date. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates.

(2)	Total capitalization is the sum of total debt and total shareholders’ equity.

(3)	After the completion of this offering, we may incur additional debt in the regular course of our business which may materially affect our total indebtedness as provided in this table.

Issuer

As at the date of this prospectus, the Issuer has US$425.0 million in indebtedness. The Issuer has no other assets or liabilities.

RECENT DEVELOPMENTS

Results of Operations

The following discussion should be read in conjunction with our unaudited consolidated financial statements and related notes as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 included in our report on Form 6-K submitted to the Commission on August 9, 2007 (Unaudited Condensed Consolidated Interim Financial Statements under U.S. GAAP), which is incorporated by reference into this prospectus. Consolidated results for the period include the results of VRG since April 9, 2007, the date we acquired VRG. Our historical results discussed are not necessarily indicative of our full year performance or of results to be expected from any future period. The following discussion may contain forward looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward looking statements as a result of various factors, including those set forth under “Risk Factors” and “Special Note About Forward Looking Statements.”

The following table sets forth our operating results for the six-month periods ended June 30, 2007 and 2006.

	For the six-month period ended June 30, (unaudited)
	2007		2006
	(In thousands)
Net operating revenues
Passenger	R$	2,021,427	R$	1,616,707
Cargo and other		171,377		90,337

Total net operating revenues		2,192,804		1,707,044

Operating expenses
Aircraft fuel		857,491		538,062
Salaries, wages and benefits		310,192		171,659
Aircraft rent		231,387		139,929
Sales and marketing		162,364		202,960
Landing fees		125,261		62,009
Aircraft and traffic servicing		157,881		72,181
Maintenance materials and repairs		122,750		60,212
Depreciation		58,046		28,449
Other		135,786		75,489

Total operating expenses		2,161,158		1,350,950

Operating income (loss)		31,646		356,094

Other income (expense)
Interest expense		(68,015)		(26,912)
Capitalized interest		8,706		7,705
Interest and investment income		161,485		69,850
Other, net		(22,575)		2,744

Total other income		79,601		53,387

Income (loss) before income taxes		111,247		409,481
Income tax expense (benefit)		(30,036)		(123,006)

Net income (loss)	R$	81,211	R$	286,475

Earning (loss) per common and preferred share:

Basic and diluted	R$	0.41	R$	1.46

Summary of New Significant Accounting Policies

Goodwill and Intangible Assets. We account for goodwill and other intangible assets using SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” Under this standard, goodwill is tested for impairment annually by comparing the book value to the fair value at the reporting unit level and indefinite-lived intangibles are tested individually, at least annually, by reviewing the individual book values compared to the fair value. Considerable judgement is necessary to evaluate the impact of operating and macroeconomic changes to estimate future cash flows and to measure fair value. Assumptions in our impairment evaluations are consistent with internal projections and operating plans.

Mileage Program. VRG operates a frequent flyer program, Smiles (“Mileage Program”) that provides travel and other awards to members based on accumulated mileage credits. The obligation assumed under the Mileage Program was valued at the acquisition date at the estimated fair value that represents the estimated price we would pay to a third party to assume the obligation for miles expected to be redeemed under the Mileage Program. Outstanding miles earned by flying VRG or distributed by its non-airline partners (such as banks, credit card issuers and e-commerce companies) were revalued using a weighted-average per-mile equivalent ticket value, taking into account such factors as differing classes of service and domestic and international ticket itineraries, which can be reflected in awards chosen by Mileage Program members.

The sale of passenger tickets by VRG includes air transportation and mileage credits. VRG’s sales of miles to business partners include marketing and mileage credits. VRG uses the deferred revenue model to account for its obligation for miles to be redeemed based upon the equivalent ticket value of similar fares. VRG accounts for all miles earned and sold as separate deliverables in a multiple element revenue arrangement as prescribed by FASB Emerging Issues Task Force Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables.” VRG uses the residual method and defers the portion of the sales proceeds that represent the estimated fair value of the award and recognizes that amount as revenue when the award is provided. The excess of sale proceeds over the fair value of the award is recognized as air transportation revenue or other revenue (for marketing), as applicable.

For miles that are inactive for a period of 36 consecutive months, it is VRG’s policy to cancel all miles contained in those accounts at the end of the 36 month period of inactivity. The value associated with mileage credits that are estimated to be cancelled based upon inactivity is recognized as passenger revenue in proportion to actual mileage award redemptions over the period in which the redemptions occur.

Six-Month Period ended June 30, 2007 Compared to Six-Month Period ended June 30, 2006

We reported net income for the six months ended June 30, 2007 of R$81.2 million compared to net income of R$286.5 million for the same period of 2006. Our net margin in the six months ended June 30, 2007 was 3.7%. We had operating income of R$31.6 million for the six months ended June 30, 2007 compared to R$356.1 million of operating income for the six months ended June 30, 2006. Income before income taxes for the six months ended June 30, 2007 was R$111.2 million.

Net Operating Revenues. Net operating consolidated revenues, principally revenues from passenger transportation, increased 28.5% to R$2.2 billion, primarily due to an 86.1% increase in capacity and the incorporation of VRG revenues, which generated 62.3% more revenue passenger kilometers, offset by lower yields and load factors. GTA’s net revenues increased 17.5% to R$2.0 billion. VRG’s revenues, which were consolidated into our results of operations as from April 9, 2007, totaled R$187.2 million. In the six months ended June 30, 2007, our consolidated revenue passenger kilometer growth was driven by a 47.7% increase in departures and an 18.7% increase in stage length, offset by a five percentage point decrease in load factor to 67.5%. Consolidated revenue passenger kilometers grew 62.3% to 10.7 million and revenue passengers grew 45.4% to 6.2 million.

Consolidated average fares decreased 14.3% from R$209.3 to R$179.4 and yields decreased 20.9% to R$18.1 cents per passenger kilometer, mainly due to an 18.7% increase in aircraft stage length. Consolidated operating revenues per available seat kilometer decreased 26.3% to R$13.8 cents in the six-month period ending June 30, 2007 (compared to R$18.8 cents in the same period of 2006).

The 86.1% year-over-year consolidated capacity expansion, represented by available seat kilometers, facilitated the addition of 54 new daily flight frequencies (including 12 night flights), two new domestic destinations and one international destination for GTA in the six months ended June 30, 2007, as well as 16 new daily flight frequencies for VRG. The addition of 26.5 average consolidated operating aircraft compared to the six-month period ended June 30, 2006 (from 44.9 to 71.4 average aircraft) drove the available seat kilometer increase. GTA’s domestic market share averaged 39.3% and VRG’s averaged 4.2% during the six-month period ended June 30, 2007. Through its regular international flights to Buenos Aires, Cordoba and Rosario (Argentina), Santa Cruz de la Sierra (Bolivia), Montevideo (Uruguay), Asuncion (Paraguay), Santiago (Chile) and Lima (Peru), GTA achieved a sharp increase in year–over–year international market share to 15.6% (share of Brazilian airlines flying to international destinations) in the same period. VRG’s international market share through its regular flights to Buenos Aires (Argentina), Bogota (Colombia), Caracas (Venezuela), and Frankfurt (Germany) was 11.4%. Of our consolidated revenue passenger kilometers, 15.3% were related to international passenger traffic in six months ended June 30, 2007.

Complementing net operating consolidated revenues, cargo transportation activities primarily contributed to the expansion of other operating revenues, increasing from R$90.3 million to R$171.4 million.

Operating Expenses. Total consolidated cost per available seat kilometer decreased 8.1% to R$13.7 cents, due to lower selling expenses, a reduction in fuel prices and lower aircraft rent expenses per available seat kilometer, partially offset by lower productivity in the period due to delays and bottlenecks in the Brazilian air transportation system. Consolidated operating expenses per available seat kilometer excluding fuel decreased by 7.8% to R$8.2 cents. Total operating expenses increased 60.0%, reaching R$2,161.2 million, due to higher fuel expenses, increased air traffic servicing expenses, higher maintenance expenses and the expansion of our operations (fleet and employee expansion and a higher volume of landing fees). The R$319.4 million increase in fuel expenses was due to a 68.7% increase in fuel consumption resulting from an expansion of operations and partially offset by lower fuel prices per liter in the six months ended June 30, 2007.

Our breakeven load factor increased 9.2 percentage points to 66.6% versus 57.4% in the six months ended June 30, 2006.

Results from our operating expense (jet fuel price and U.S. Dollar exchange rate) hedging programs are accounted for in accordance with SFAS 133 (Statement of Financial Accounting Standards No 133), “Accounting for Derivatives and Hedging Activities.”

The breakdown of our costs per available seat kilometer and operating expenses for the six-month periods ended June 30, 2007 and 2006 is as follows:

	For the six-month period ended June 30,
	(unaudited)		Percent
	2007	2006	Change
	(cost per available seat kilometer in R$ cents)
Aircraft fuel	5.42	5.93	-8.6%
Salaries, wages and benefits	1.96	1.89	3.7%
Aircraft rent	1.46	1.54	-5.2%
Sales and marketing	1.03	2.23	-53.8%
Landing fees	0.79	0.68	16.2%
Aircraft and traffic servicing	1.00	0.80	25.0%
Maintenance, materials and repairs	0.77	0.66	16.7%
Depreciation	0.37	0.31	19.4%
Other operating expenses	0.86	0.83	3.6%
Total operating expenses	13.66	14.87	-8.1%

Operating expenses ex-fuel	8.24	8.94	-7.8%

	For the six-month period ended June 30,
	(unaudited)		Percent
	2007	2006	Change
	(operating expenses in millions of reais)
Aircraft fuel	857.5	538.1	59.4%
Salaries, wages and benefits	310.2	171.7	80.7%
Aircraft rent	231.4	139.9	65.4%
Sales and marketing	162.4	202.9	-20.0%
Landing fees	125.3	62.1	101.8%
Aircraft and traffic servicing	157.9	72.2	118.7%
Maintenance, materials and repairs	122.7	60.2	103.8%
Depreciation	58.0	28.4	104.2%
Other operating expenses	135.8	75.5	79.9%
Total operating expenses	2,161.2	1,351.0	60.0%

Operating expenses ex-fuel	1,303.7	812.9	60.4%

Aircraft fuel expenses per available seat kilometer decreased 8.6% over the six months ended June 30, 2007 to R$5.42 cents, mainly due to lower fuel price per liter and a proportionally more fuel efficient fleet (additional larger, winglet–equipped 737–800 SFP aircraft in the fleet), partially offset by an increase fuel consumption due to increase in flight hours related to airport bottlenecks. The decrease in average fuel price per liter over the six months ended June 30, 2006 was primarily due to an 8.0% decrease of international crude oil (WTI) prices and a 0.4% decrease in Gulf Coast jet fuel prices, in addition to the 7.2% Brazilian Real appreciation against the U.S. Dollar (factors influencing the determination of Brazilian jet fuel prices). We have hedged approximately 41%, 25%, 10% and 10% of our fuel requirements for the third and fourth quarters 2007 and first and second quarters 2008, respectively.

Salaries, wages and benefits expenses per available seat kilometer increased 3.7% to R$1.96 cents in the six months ended June 30, 2007, primarily due to a 5% cost of living increase on salaries in December 2006 and an 84.2% increase in the number of full–time equivalent employees, and lower productivity due to increased man hours due to flight delays in the semester. In order to support capacity expansion and internalization of call center employees, the number of employees increased to 13,313 in the first six months of 2007.

Aircraft rent per available seat kilometer decreased 5.2% to R$1.46 cents in the six-month period ended June 30, 2007, primarily due to a high aircraft utilization rate (14.1 block hours per day and 9.6% more available seat kilometers per aircraft), a 7.2% appreciation of the Brazilian Real against the U.S. Dollar against the six-month period ended June 30, 2006, and amortized gains on sale–leaseback transactions of seven 737–800 aircraft that entered the fleet in 2006 and in the first semester of 2007 (amortized over the term of the leases).

Sales and marketing expenses per available seat kilometer decreased 53.8% to R$1.03 cents due primarily to a reduction in sales commissions due to reductions in travel agency commissions, a reduction in publicity and advertising expenses, and a higher aircraft utilization rate (9.6% more available seat kilometers per aircraft). During the six months ended June 30, 2007, we booked a majority of our ticket sales through a combination of our website (82.0%) and our call center (11.0%).

Landing fees per available seat kilometer increased 16.2% to R$0.79 cents, due to a 21% increase in landing tariffs effected June 2006 and an increase in landings at international airports (with higher tariffs), partially offset by an 18.7% increase in average stage length and a higher aircraft utilization rate (9.6% more available seat kilometers per aircraft).

Aircraft and traffic servicing expenses per available seat kilometer increased 25.0% to R$1.00, mainly due to higher ground handling services expenses (landings increased 47.7%) and increases in consulting and technology services, partially offset by an increased average stage length and a higher aircraft utilization rate (14.1 block hours per day and 9.6% more available seat kilometers per aircraft).

Maintenance, materials and repairs per available seat kilometer increased 16.7% to R$0.77 cents, primarily due to a higher number of scheduled maintenance services during the six-month period ended June 30, 2007, partially offset by a 7.2% appreciation of the Brazilian Real against the U.S. Dollar during the period. Main expenses during the period were related to the scheduled maintenance of sixteen engines in the amount of R$30.5 million; the use of spare parts inventory in the amount of R$27.5 million and the repair of rotable materials in the amount of R$22.3 million.

Depreciation per available seat kilometer increased 19.4% to R$0.37 cents, primarily due to depreciation of five new 737-800 NG aircraft which entered the fleet between the fourth quarter 2006 and the second quarter 2007, and two 737-700 aircraft classified as capital leases.

Other operating expenses per available seat kilometer were R$0.86 cents, a 3.6% increase when compared to the same period of 2006, due to an increase in travel expenses and lodging for flight crews due to cancelled flights, direct passenger expenses and allowance for doubtful accounts. Insurance expenses were R$0.14 cents per available seat kilometer (R$21.6 million total), a 3.5% decrease over the six months ended June 30, 2006.

Other Income (Expense). Net financial income increased R$26.2 million. Interest expense increased R$41.1 million primarily due to an increase in long–term debt and a higher amount of short–term working capital debt related to increased operations. Interest income increased R$91.6 million primarily due to higher cash and short–term investments during the six-month period ended June 30, 2007, and was partially offset by a 4.3 percentage point reduction in average Brazilian interest rates (as measured by the CDI rate).

Income Taxes. The effective income tax rate for the six-month period ended June 30, 2007 was 27%, versus our effective rate of 30% for the six-month period ended June 30, 2006.

Liquidity and Capital Resources

In managing our liquidity, we take into account our cash and cash equivalents and short–term investments as well as our accounts receivable balances. Our accounts receivable balance is affected by the payment terms of our credit card receivables. Our customers can purchase seats on our flights using a credit card and pay in installments, typically creating a one– or two–month lag between the time that we pay our suppliers and expenses and the time that we receive payment for our services. When necessary, we obtain working capital loans, which can be secured by our receivables, to finance the sale–to–cash collection cycle. Our cash, cash equivalents and short-term investments position at June 30, 2007, was R$1,759.1 million, an increase of R$503.8 million over the six-month period ended June 30, 2006. Our total liquidity was R$2,522.2 million (cash, short–term investments and accounts receivable) at June 30, 2007. We had R$644.8 million on deposit with lessors, of which R$326.0 million were deposits for future maintenance expenses. We also had R$478.9 million deposited with Boeing as advances for aircraft acquisitions.

On June 30, 2007, we had 11 revolving lines of credit allowing borrowings up to R$532.0 million; the amount borrowed under these lines of credit was R$382.7 million.

Operating Activities. Cash used in operating activities was R$48.8 million, with an increase in accounts receivable (R$59.7 million), a decrease in air traffic liability (R$4.9 million), an increase in deposits with lessors (R$93.3 million) and an increase in inventories (R$60.4 million), partially offset by earnings from operations (R$81.2 million) and an increase in accounts payable (R$58.5 million). We believe that we can meet our existing financial commitments and aircraft rent obligations with our cash and cash equivalents, and cash from operations, short-term investments and accounts receivable collected.

Investing Activities. Net cash used in investing activities was R$221.6 million, consisting primarily of R$194.1 million for the VRG acquisition (net of cash acquired), R$200.6 million for the acquisition of property and equipment and purchase of available-for-sale securities of R$1.1 billion; partially offset by returns of pre–delivery deposits in the amount of R$33.2 million and proceeds from sale of available-for-sale securities of $1.3 billion.

Financing Activities. Net cash provided by financing activities during the six months ended June 30, 2007 was R$543.2 million, mainly due to the issuance of US$225 million in 7.50% senior notes due 2017 and an increase in short–term borrowings of R$213.1 million, partially offset by R$149.7 million in dividends paid.

Capital Resources. We currently lease most of our aircraft, as well as airport terminal space, other airport facilities, office space and other equipment. On June 30, 2007, we leased 81 aircraft under operating leases with initial lease term expiration dates ranging from 2007 to 2018, and have seven aircraft under capitalized leases. Future minimum lease payments under leases are denominated in U.S. Dollars.

Tabular Disclosure of Contractual Obligations

As of June 30, 2007, we had 74 firm orders (net of 13 already delivered) and 34 options to purchase new Boeing 737–800 Next Generation aircraft. The firm orders had a value of US$5.3 billion (based on aircraft list price) and are scheduled for delivery between 2007 and 2012. As of June 30, 2007, we have made deposits in the amount of US$248.1 million related to these orders. The following table provides a summary of our principal payments under long–term obligations, operating lease commitments, aircraft purchase commitments, and other obligations as of June 30, 2007 (in thousands of reais):

	Total	2008	2009	2010	2011	2012	Beyond 2012
Long-term debt obligations	756,339	0	145,769	29,485	28,793	28,854	523,438
Pre-delivery deposits	1,213,100	221,493	279,545	311,041	271,962	126,113	2,946
Aircraft purchase commitments	10,150,048	2,054,183	1,327,258	1,500,076	2,942,438	2,178,798	147,295

Total	12,119,487	2,275,676	1,752,572	1,840,602	3,243,193	2,333,765	673,679

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

The Issuer sold the unregistered notes to Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., as the initial purchasers, pursuant to a purchase agreement dated March 19, 2007. The initial purchasers resold the unregistered notes pursuant to an offering memorandum dated March 19, 2007 in reliance on Rule 144A and Regulation S under the Securities Act. On March 22, 2007, the Issuer and the Guarantors entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, the Issuer and the Guarantators agreed:

•	to use our reasonable best efforts to cause to be filed a registration statement covering an exchange offer to the holders to exchange unregistered notes for exchange notes;

•

to use our best reasonable efforts to have such registration statement remain effective until the closing of the exchange offer, but in no case longer than 180 days after the date the SEC declares such registration statement effective; and

•

to commence the exchange offer promptly after the registration statement is declared effective by the SEC and to use our reasonable best efforts to complete the exchange offer not later than November 30, 2007.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading “—Resale of Exchange Notes” for more information relating to your ability to transfer exchange notes.

The exchange offer is not being made to, nor will the Issuer accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement only if:

•	the exchange offer as contemplated by the registration rights agreement is not available or may not be completed because it would violate any applicable law or interpretation of the staff of the SEC;

•	for any other reason the exchange offer is not consummated by November 30, 2007; or

•

the exchange offer has been completed and in the opinion of counsel for Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc, a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with the offering of the unregistered securities (“Shelf Request”).

If a shelf registration statement is required, we will use our reasonable best efforts to:

•	file the shelf registration statement with the SEC as soon as practicable;

•

in the event of a receipt of a Shelf Request, use our best efforts to file and to have declared effective by the SEC both an exchange offer registration statement with respect to all unregistered notes and a shelf registration statement with respect to offers and sales of unregistered notes held by Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. after completion of the exchange offer;

•	cause the shelf registration statement to be declared effective; and

•

keep the shelf registration statement effective until the earliest of (1) the date on which all of the unregistered notes covered by the shelf registration statement have been sold pursuant thereto or (2) the date on which the unregistered notes covered by the shelf registration statement become eligible for resale under Rule 144(k) under the Securities Act.

We or the Guarantors may give notice to suspend the disposition of the unregistered securities pursuant to the shelf registration statement, provided, however, that in such circumstances we and the Guarantors will extend the period during which such shelf registration statement will be maintained effective. We and the Guarantors may give any such notice only twice during any 365-day period and any such suspensions shall not exceed 45 days for each such suspension and there shall not be more than two suspensions in effect during any 365-day period.

The shelf registration statement will permit only certain holders to resell their unregistered notes from time to time. In particular, the Issuer may require that each holder furnish to us such information concerning the holder and the distribution of their unregistered notes, and the Issuer may exclude from registration the unregistered notes of any holder that fails to furnish such information within a reasonable time after receiving the request.

If we are required to file a shelf registration statement, the Issuer will provide to each holder of unregistered notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. A holder who sells unregistered notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including the applicable indemnification obligations).

Additional Interest

If a registration default (as defined below) occurs, we will be required to pay to each holder of unregistered notes additional interest equal to 0.25% per annum until each registration default has been cured. Such additional interest will accrue only for those days that a registration default occurs and is continuing. Following the cure of all registration defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you failed to comply with your obligations to make certain representations or provide certain information as required in the registration rights agreement.

A “registration default” includes any of the following:

•	The exchange offer has not been completed on or prior to November 30, 2007; or

•	The shelf registration statement, if required, has not become effective on or prior to November 30, 2007.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The exchange notes will not have rights to additional interest as set forth above. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Issuer is offering to exchange US$1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. You may tender some or all of your unregistered notes only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. As of the date of this prospectus, US$225,000,000 aggregate principal amount of the unregistered notes are outstanding.

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. The exchange notes will be issued pursuant to the indenture, dated as of March 22, 2007, among Gol Finance, as issuer, GLAI and GTA, as guarantors, The Bank of New York, as trustee (which term includes any successor as trustee under the indenture), The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent, and The Bank of New York, as principal paying agent.

In connection with the issuance of the unregistered notes, the Issuer arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary, and through Euroclear and Clearstream Banking, pursuant to established procedures between DTC and Euroclear or Clearstream Banking. The exchange notes will also be issuable and transferable in book-entry form through DTC and through Euroclear and Clearstream Banking, pursuant to established procedures between DTC and Euroclear or Clearstream Banking.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. The Issuer will be deemed to have accepted for exchange validly tendered unregistered notes when and if it has given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Any unregistered notes which holders do not tender or which the Issuer does not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer. The Issuer does not have any obligation to register such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, the Issuer will not be required to accept for exchange any unregistered notes, and we may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in the Issuer’s reasonable judgment, would impair its ability to proceed with the exchange offer; or

•

any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in the Issuer’s good faith determination, does not permit it to effect the exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire 5:00 p.m., New York City time, on             , 2007, unless, in the Issuer’s sole discretion, the Issuer extends it. In the case of any extension, the Issuer will notify the exchange agent in writing of any extension. The Issuer will also notify the registered holders of unregistered notes of the extension no later than             , New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent the Issuer is legally permitted to do so, it expressly reserves the right, in its sole discretion, to:

•	delay accepting any unregistered note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

The Issuer will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered notes as promptly as practicable. If the Issuer considers an amendment to the exchange offer to be material, it will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.

If the Issuer determines in its sole discretion that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, the Issuer may terminate the exchange offer. The Issuer may:

•	refuse to accept any unregistered notes and return any unregistered notes that have been tendered to the holders;

•

extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered notes to withdraw their tendered unregistered notes; or

•	waive the termination event with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, the Issuer will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered notes, and the Issuer will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by the Issuer concerning the events described above will be final and binding upon the parties. Without limiting the manner by which the Issuer may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, the Issuer will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

If the notes are exchanged prior to October 3, 2007, the exchange notes will accrue interest from and including March 22, 2007, and interest will be paid on the exchange notes semiannually on April 3 and October 3 of each year, commencing on October 3, 2007. If the exchange notes are exchanged on or after October 3, 2007, the exchange notes will accrue interest from and including October 3, 2007, and interest will be paid on the exchange notes semiannually on April 3 and October 3 of each year, commencing on April 3, 2008. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to it, the Issuer believes that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by their holders without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in and do not have any arrangement or understanding with any person to participate in the distribution of the unregistered notes or exchange notes;

•

you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Issuer or the Guarantors or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

if you are a broker-dealer, you have not entered into any arrangement or understanding with the Issuer, the Guarantors or any “affiliate” of the Issuer or the Guarantors (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes;

•

if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

If you are a broker-dealer that receives exchange notes in exchange for unregistered notes held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

Clearing of the Notes

Upon consummation of the exchange offer, the exchange notes will have different CUSIP, Common Code and ISIN numbers from the unregistered notes.

Unregistered notes that were issued under Regulation S that are not tendered for exchange will continue to clear through Euroclear and Clearstream Banking under their original Common Codes and their ISIN numbers will remain the same. Regulation S unregistered notes (unless acquired by an initial purchaser as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the Regulation S unregistered global notes may be exchanged for an interest in the exchange global senior note in accordance with procedures established by Euroclear or Clearstream Banking and DTC.

Beneficial interests in the restricted Regulation S global notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S global notes upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

We cannot predict the extent to which beneficial owners of interests in the Regulation S unregistered global notes will participate in the exchange offer. Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on the Issuer’s agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC, Euroclear or Clearstream Banking who desires to deliver such unregistered notes by book-entry transfer at DTC, Euroclear or Clearstream Banking, as the case may be.

Except in limited circumstances, only a Euroclear participant, Clearstream Banking participant or a DTC participant listed on a DTC notes position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer. To tender unregistered notes in the exchange offer:

•	holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

•

Euroclear participants and Clearstream Banking participants on behalf of the beneficial owners of unregistered notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream Banking, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream Banking, as the case may be, in lieu of a letter of transmittal. Euroclear or Clearstream Banking, as the case may be, will then transfer the appropriate notice to DTC in accordance with established procedures between DTC and Euroclear or Clearstream Banking. See the term “agent’s message” under “—Book-Entry Transfer.”

In addition:

•	the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal or book-entry confirmation;

•

the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC, including confirmations transmitted by Euroclear or Clearstream Banking to DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC, Euroclear or Clearstream Banking in accordance with their respective procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the letter of transmittal.

The Issuer will determine in its sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. The Issuer’s determinations will be final and binding. The Issuer reserves the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes, the acceptance of which would, in the opinion of its counsel, be unlawful. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes. The Issuer’s interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as the Issuer will determine. None of the Issuer, the Guarantors, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

In addition, the Issuer reserves the right in its sole discretion to (a) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

The Issuer understands that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream Banking may make book-entry delivery of Regulation S unregistered notes by causing Euroclear or Clearstream Banking to transfer such notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream Banking for transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, has received an express acknowledgment which may be through Euroclear or Clearstream Banking, from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and the Issuer may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream Banking participant, as the case may be, that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

Holders who wish to tender their unregistered notes and (i) whose unregistered notes are not immediately available, or (ii) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s, Euroclear’s or Clearstream Banking’s respective standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•	the tender is made through an eligible institution;

•

before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•

setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•

guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered and any other documents required by the letter of transmittal or, alternatively, a book-entry confirmation will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three (3) business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on             , 2007, the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “—Exchange Agent”; or

•

for DTC, Euroclear or Clearstream Banking participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream Banking to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. The Issuer will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and its determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer and the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

The Bank of New York

101 Barclay Street 7E

New York, New York, 10286

Attn: Corporate Trust Operations, Reorganization Unit

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent, addressed as follows:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Bankers and Brokers Call (Collect): (212) 269-5550

All Others Call (Toll Free): (800) 269-6427

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered notes tendered;

•	tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes will be issued pursuant to the indenture, dated as of March 22, 2007, among Gol Finance, as issuer, GLAI and GTA, as guarantors, The Bank of New York, as trustee (which term includes any successor as trustee under the indenture), The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent, and The Bank of New York, as principal paying agent. Gol Finance has, under the indenture, appointed a registrar, paying agents and transfer agents. A copy of the indenture, including the form of the notes and the related guarantees, is available for inspection during normal business hours at the offices of the trustee and any of the other paying agents. The trustee or any paying agent will also act as transfer agent and registrar in the event that the Issuer issues certificates for the exchange notes in definitive registered form. The unregistered notes and the exchange notes are collectively referred to as the “notes.”

This description of notes is a summary of the material provisions of the notes and the indenture. You should refer to the indenture for a complete description of the terms and conditions of the notes and the indenture, including the obligations of the Issuer and the Guarantors and your rights. A copy of the indenture is filed as an exhibit to the registration statement that includes this prospectus.

You will find the definitions of capitalized terms used in this section under “—Certain Definitions.”

General

The Exchange Notes

The exchange notes:

•	will be senior unsecured obligations of the Issuer;

•	will initially be limited to an aggregate principal amount of US$225,000,000;

•	will mature on April 3, 2017;

•	will be issued in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form and may be exchanged for registered notes in definitive form only in limited circumstances.

Interest

Interest on the exchange notes:

•	will accrue at the rate of 7.50% per annum;

•	will accrue from March 22, 2007 or from the most recent interest payment date;

•

will be payable in cash semi-annually in arrears on April 3 and October 3, commencing on October 3, 2007 if the notes are exchanged prior to October 3, 2007, or commencing on April 3, 2008 if the notes are exchanged on or after October 3, 2007;

•	will be payable to the holders of record on the March 19 and September 19 immediately preceding the related interest payment dates; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, and interest and any additional amounts on, the exchange notes will be payable, and the transfer of exchange notes will be registrable, at the office of the trustee, and at the offices of the paying agents and transfer agents, respectively. For so long as the exchange notes are listed on the Luxembourg Stock Exchange and traded on the EuroMTF and the rules of that stock exchange will so require, the Issuer will also maintain a paying agent and transfer agent in Luxembourg.

The indenture does not limit the amount of debt or other obligations that may be incurred by the Issuer or the Guarantors or any of their present or future Subsidiaries. The indenture does not contain any restrictive covenants or other provisions designed to protect holders of the exchange notes in the event the Issuer or the Guarantors or any of their present or future Subsidiaries participate in a highly leveraged transaction or upon a change of control.

The Guarantees

The Guarantors will unconditionally guarantee, jointly and severally, on an unsecured basis, all of the obligations of the Issuer pursuant to the exchange notes, which we refer to as the guarantees. So long as any note remains outstanding (as defined in the indenture), GLAI shall continue to own directly 100% of the outstanding share capital of the Issuer.

The guarantees will be limited to the maximum amount that would not render the Guarantors’ respective obligations subject to avoidance under applicable fraudulent conveyance laws. By virtue of this limitation, the Guarantors’ respective obligations under the guarantees could be significantly less than amounts payable with respect to the exchange notes, or the Guarantors may have effectively no obligation under the guarantees.

None of the Guarantors’ existing or future Subsidiaries (other than GTA in the case of GLAI) is guaranteeing the exchange notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors, employees and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Guarantors’ creditors, including holders of the exchange notes. Accordingly, the exchange notes will be effectively subordinated to creditors (including trade creditors and employees) and preferred stockholders, if any, of the Guarantors’ existing or future non-guarantor Subsidiaries. The indenture does not require any of the Guarantors’ existing or future Subsidiaries (other than GTA in the case of GLAI) to guarantee the exchange notes, and it does not restrict any of the Guarantors from disposing of its assets to a third party or a Subsidiary that is not guaranteeing the exchange notes.

Under Brazilian law, as a general rule, holders of the exchange notes will not have any claim whatsoever against any non-guarantor Subsidiaries of the Guarantors.

The guarantees will terminate upon defeasance or repayment of the exchange notes, as described under the caption “—Defeasance.”

Ranking

The exchange notes and the guarantees will be unsecured, unsubordinated obligations of each of the Issuer and the Guarantors, ranking equally with all of their other respective unsubordinated obligations. However, the exchange notes will effectively rank junior to all secured debt of the Issuer and the Guarantors to the extent of the value of the assets securing that debt.

As of June 30, 2007, the Issuer had US$425.0 million of long-term indebtedness, and the Guarantors had US$750.0 million of consolidated long-term indebtedness, including the Issuer’s indebtedness. As of June 30, 2007, the Issuer had no secured indebtedness and the Guarantors had US$37.7 million of consolidated secured indebtedness.

Redemption and Repurchase

The exchange notes will not be redeemable prior to maturity, except as described below.

Tax Redemption

If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction (as defined below under “—Additional Amounts”), or any amendment to or change in an official interpretation, administration or application of such laws, any treaties, rules, or related agreements to which the Taxing Jurisdiction is a party or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the exchange notes or on or after the date a successor to the Issuer assumes the obligations under the exchange notes, (i) the Issuer or any successor to the Issuer has or will become obligated to pay additional amounts as described below under “—Additional Amounts” or (ii) either of the Guarantors or any successor to the Guarantor has or will become obligated to pay additional amounts as described below under “—Additional Amounts” in excess of the additional amounts either such Guarantor or any such successor to the Guarantor would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% or at a rate of 25% in the case that the holder of the exchange notes is resident in a tax haven jurisdiction for Brazilian tax purposes (i.e., a country that does not impose any income tax or that imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) (the “Minimum Withholding Level”), as a result of the taxes, duties, assessments and other governmental charges described above, the Issuer or any successor to the Issuer may, at its option, redeem all, but not less than all, of the exchange notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 60 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which either (x) the Issuer or successor to the Issuer would, but for such redemption, become obligated to pay any additional amounts, or (y) in the case of payments made under the Guarantees, either Guarantor or any successor to the Guarantor would, but for such redemption, be obligated to pay the additional amounts above the Minimum Withholding Level. For the avoidance of doubt, the Issuer or any successor to the Issuer shall not have the right to so redeem the exchange notes unless (a) it is obligated to pay additional amounts or (b) either Guarantor or any successor to the Guarantor is obliged to pay additional amounts which in the aggregate amount exceed the additional amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, the Issuer or any such successor shall not have the right to so redeem the exchange notes unless it has taken reasonable measures to avoid the obligation to pay additional amounts. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of the Issuer or any successor to the Issuer or the jurisdiction of incorporation of a Guarantor or any successor to the Guarantor.

In the event that the Issuer or any successor to the Issuer elects to so redeem the exchange notes, it will deliver to the trustee: (1) a certificate, signed in the name of the Issuer or any successor to the Issuer by any two of its executive officers or by its attorney in fact in accordance with its bylaws, stating that the Issuer or any successor to the Issuer is entitled to redeem the exchange notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer or any successor to the Issuer to so redeem have occurred or been satisfied; and (2) an opinion of counsel, who is reasonably acceptable to the trustee, to the effect that (i) the Issuer or any successor to the Issuer has or will become obligated to pay additional amounts or either Guarantor or any successor to the Guarantor has or will become obligated to pay additional amounts in excess of the additional amounts payable at the Minimum Withholding Level, (ii) such obligation is the result of a change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, as described above, (iii) the Issuer or any successor to the Issuer, or either Guarantor or any successor to the Guarantor, as the case may be, cannot avoid payment of such additional amounts by taking reasonable measures available to it and (iv) that all governmental requirements necessary for the Issuer or any successor to the Issuer to effect the redemption have been complied with.

Optional Redemption

The exchange notes will be redeemable, at the option of the Issuer, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such exchange notes (exclusive of interest accrued on the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued and unpaid interest and additional amounts, if any, on the principal amount being redeemed to such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.

“Comparable Treasury Price” means with respect to any redemption date for exchange notes, the average of two Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.l5 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the exchange notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

The Issuer will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the exchange notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the exchange notes or portions of such exchange notes called for redemption. In the event that any redemption date is not a business day, the Issuer will pay the redemption price on the next business day without any interest or other payment due to the delay. A redemption may be subject to one or more conditions precedent, which shall be stated in the redemption notice. If less than all of the outstanding exchange notes are to be redeemed, the trustee will select the exchange notes to be redeemed in principal amounts of $1,000 or integral multiples thereof. In this case, the trustee may select the exchange notes by lot, pro rata or by any other method the trustee considers fair and appropriate.

Open Market Purchases

The Issuer or its affiliates may at any time purchase exchange notes in the open market or otherwise at any price. Any such purchased exchange notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.

Payments

The Issuer will make all payments on the exchange notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

The Issuer will make payments of principal and interest on the exchange notes to the principal paying agent, which will pass such funds to the trustee and the other paying agents or to the holders.

The Issuer will make payments of principal at maturity upon surrender of the relevant exchange notes at the specified office of the trustee or any of the paying agents. The Issuer will pay principal on the exchange notes to the persons in whose name the exchange notes are registered at the close of business on the 15th day before the due date for payment. Payments of principal and interest in respect of each note will be made by the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of any paying agent not less than 15 days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the payee with a bank in New York City.

Under the terms of the indenture, payment by the Issuer or the Guarantors of any amount payable under the exchange notes or the guarantees, as the case may be, on the due date thereof to the principal paying agent in accordance with the indenture will satisfy the obligation of the Issuer, or the Guarantors, as the case may be, to make such payment; provided, however, that the liability of the principal paying agent shall not exceed any amounts paid to it by the Issuer or the Guarantors, as the case may be, or held by it, on behalf of the holders under the indenture.

All payments will be subject in all cases to any applicable tax or other laws and regulations, but without prejudice to the provisions of “—Additional Amounts.” No commissions or expenses will be charged to the holders in respect of such payments.

Subject to applicable law, the trustee and the paying agents will pay to the Issuer upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to the Issuer for payment as general creditors. After the return of such monies by the trustee or the paying agents to the Issuer, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Listing

The Issuer will use commercially reasonable efforts to cause the exchange notes to be listed on the Luxembourg Stock Exchange and traded on the EuroMTF and to remain so listed so long as the Issuer and the Guarantors do not reasonably believe that doing so would impose burdensome financial reporting or other requirements, or costs relating thereto.

Form, Denomination and Title

The exchange notes will be in registered form without coupons attached in amounts of US$2,000 and integral multiples of US$1,000 in excess thereof.

Except in certain limited circumstances, definitive registered notes will not be issued in exchange for beneficial interests in the global notes.

Title to the exchange notes will pass by registration in the register. The holder of any note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, writing on, or theft or loss of, the definitive note issued in respect of it) and no person will be liable for so treating the holder.

Transfer of Exchange Notes

Notes may be transferred in whole or in part in an authorized denomination upon the surrender of the note to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the specified office of the registrar or the specified office of any transfer agent. Each new note to be issued upon exchange of notes or transfer of notes will, within three business days of the receipt of a request for exchange or form of transfer, be mailed at the risk of the holder entitled to the note to such address as may be specified in such request or form of transfer.

Notes will be subject to certain restrictions on transfer as more fully set out in the indenture. Transfer of beneficial interests in the global exchange notes will be effected only through records maintained by DTC and its participants.

Transfer will be effected without charge by or on behalf of the Issuer, the registrar or the transfer agents, but upon payment, or the giving of such indemnity as the registrar or the relevant transfer agent may require, in respect of any tax or other governmental charges which may be imposed in relation to it. The Issuer is not required to transfer or exchange any note selected for redemption.

No holder may require the transfer of a note to be registered during the period of 15 days ending on the due date for any payment of principal or interest on that note.

Additional Amounts

All payments by the Issuer in respect of the exchange notes or the Guarantors in respect of the guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Brazil, or any authority therein or thereof or any other jurisdiction in which the Issuer or Guarantors are organized, doing business or otherwise subject to the power to tax (any of the aforementioned being a “Taxing Jurisdiction”), unless the Issuer or the Guarantors are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, the Issuer or the Guarantors, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of exchange notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the exchange notes in the absence of such withholding or deduction. Notwithstanding the foregoing, no such additional amounts shall be payable:

(1) to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such exchange note by reason of the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the exchange note or enforcement of rights under the indenture or the registration rights agreement and the receipt of payments with respect to the exchange note;

(2) in respect of exchange notes surrendered or presented for payment (if surrender or presentment is required) more than 30 days after the Relevant Date (as defined below) except to the extent that payments under such exchange note would have been subject to withholdings and the holder of such exchange note would have been entitled to such additional amounts, on surrender of such exchange note for payment on the last day of such period of 30 days;

(3) where such additional amount is imposed and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(4) to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such holder, if (a) compliance is required by law as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (b) the Issuer has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification, documentation or other requirement;

(5) in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

(6) in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the note;

(7) in respect of any tax imposed on overall net income or any branch profits tax; or

(8) in respect of any combination of the above.

In addition, no additional amounts shall be paid with respect to any payment on an exchange note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder.

“Relevant Date” means, with respect to any payment on an exchange note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the trustee. The exchange notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither the Issuer nor the Guarantors shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the exchange notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such exchange notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such exchange notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Issuer.

Any reference in this prospectus, the indenture or the exchange notes to principal, interest or any other amount payable in respect of the exchange notes by the Issuer or the guarantees by the Guarantors will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

The foregoing obligation will survive termination or discharge of the indenture.

Further Issuances

The Issuer is entitled, without the consent of the holders, to issue additional notes under the indenture on the same terms and conditions as the exchange notes being offered hereby in an unlimited aggregate principal amount. The exchange notes and the additional notes, if any, will be treated as a single class for all purposes of the indenture, including waivers and amendments. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Exchange Notes,” references to the exchange notes include any additional notes actually issued.

Holders of the exchange notes should be aware that additional notes that are treated as the same series for non-U.S. federal income tax purposes as the exchange notes initially issued in this offering may be treated as separate issues for U.S. federal income tax purposes. Such additional notes, depending on the facts, could be considered to be issued with original issue discount for U.S. federal income tax purposes (OID). If purchasers of exchange notes are not able to differentiate between notes sold as a part of the issuance of additional notes and previously issued exchange notes, purchasers of the original series of exchange notes after the issue date of such additional notes may be required to accrue OID for U.S federal income tax purposes with respect to their notes. This may affect the market value of outstanding exchange notes at the time of an additional issuance.

Repurchase of Exchange Notes upon a Change of Control

Not later than 30 days following a Change of Control that results in a Ratings Decline, the Issuer will make an Offer to Purchase all outstanding exchange notes at a purchase price equal to 101% of the principal amount plus accrued interest up to, but not including the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for the purchase (the “purchase date”) not more than five business days after the expiration date. The offer must include information required by the Securities Act, Exchange Act or any other applicable laws. The offer will also contain instructions and materials necessary to enable holders to tender exchange notes pursuant to the offer.

A holder may tender all or any portion of its exchange notes pursuant to an Offer to Purchase, subject to the requirement that any portion of an exchange note tendered must be in a multiple of US$1,000 principal amount. Holders are entitled to withdraw exchange notes tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each exchange note accepted for purchase pursuant to the Offer to Purchase, and interest on exchange notes purchased will cease to accrue on and after the purchase date.

The Issuer will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

The Guarantors will agree in the indenture to obtain all necessary consents and approvals from the Central Bank for the remittance of funds outside of Brazil prior to making any Offer to Purchase.

Existing and future debt of the Issuer and the Guarantors may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Issuer to purchase the exchange notes could cause a default under other existing or future debt of the Issuers or the Guarantors, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuer and the Guarantors. In addition, the remittance of funds outside of Brazil to noteholders or the trustee requires the consent of the Central Bank, which may not be granted. Finally, the Issuer’s and the Guarantors’ ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Issuer’s and the Guarantors’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the exchange notes. See “Risk Factors—Risk Relating to the Exchange Notes—We may be unable to repurchase the exchange notes upon a change of control.”

The phrase “all or substantially all,” as used with respect to the assets of the Issuer and the Guarantors in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer and the Guarantors has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

In addition, pursuant to the terms of the indenture, we are only required to offer to repurchase the exchange notes in the event that a Change of Control results in a Ratings Decline. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, we would not be required to offer to repurchase the exchange notes.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the exchange notes to require that the Issuer purchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or amended as described in “—Amendment, Supplement, Waiver.”

Covenants

The indenture contains the following covenants:

Limitations on the Issuer

The indenture limits and restricts the Issuer from taking the following actions or engaging in the following activities or transactions:

(1) engaging in any business or entering into, or being a party to, any transaction or agreement except for:

(a) the issuance, sale and redemption of the exchange notes (including any additional exchange notes) and activities incidentally related thereto;

(b) the incurrence of Debt to make inter-company loans to GLAI and entities controlled by GLAI to finance the acquisition and leasing of aircraft, equipment and supply materials by GLAI and such entities and activities reasonably related thereto;

(c) the entering into Hedging Agreements relating to the exchange notes or such other Debt; and

(d) any other transaction required by law;

(2) acquiring or owning any Subsidiaries or other assets or properties, except an interest in the intercompany loans described above and Hedging Agreements relating to its Debt and instruments evidencing interest in the foregoing; and

(3) entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except as otherwise permitted under “—Limitation on Consolidation, Merger or Transfer of Assets” below.

Limitation on Transactions with Affiliates

Neither the Issuer nor any Guarantor will, nor will the Issuer or any Guarantor permit any Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer or such Guarantor, other than themselves or any Subsidiaries (an “Affiliate Transaction”), unless the terms of the Affiliate Transaction are no less favorable to the Issuer or such Guarantor or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.

Limitation on Consolidation, Merger or Transfer of Assets

Neither the Issuer nor any Guarantor will consolidate with or merge with or into, or sell, convey, transfer or dispose of, or lease all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any person, unless:

(1) the resulting, surviving or transferee person (if not the Issuer or such Guarantor) will be a person organized and existing under the laws of the Cayman Islands, Brazil, the United States of America, any State thereof or the District of Columbia, or any other country (or political subdivision thereof) that is a member country of the European Union or of the Organisation for Economic Co-operation and Development on the date of the indenture, and such person expressly assumes, by a supplemental indenture to the indenture, executed and delivered to the trustee, all the obligations of the Issuer or such Guarantor under the exchange notes and the indenture;

(2) the resulting, surviving or transferee person (if not the Issuer or such Guarantor), if organized and existing under the laws of a jurisdiction other than the Cayman Islands or Brazil, undertakes, in such supplemental indenture, (i) to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of the exchange notes after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed by such other country or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the exchange notes, subject to the same exceptions set forth under “Additional Amounts” and (ii) that the provisions set forth under “Tax Redemption” shall apply to such person, but in both cases, replacing existing references in such clause to Cayman Islands or Brazil or to the Taxing Jurisdiction with references to the jurisdiction of organization of the resulting, surviving or transferee person as the case may be;

(3) immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

(4) the Issuer or such Guarantor will have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

Notwithstanding anything to the contrary contained in the foregoing, any of the Guarantors may consolidate with or merge with the Issuer or any Subsidiary that becomes a Guarantor concurrently with the relevant transaction.

The trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this covenant, in which event it will be conclusive and binding on the holders.

Reporting Requirements

The Issuer and the Guarantors will provide the trustee with the following reports (and will also provide the trustee with sufficient copies, as required, of the following reports referred to in clauses (1) through (4) below for distribution, at their expense, to all holders of exchange notes):

(1) an English language version of GLAI’s annual audited consolidated financial statements prepared in accordance with Brazilian GAAP promptly upon such financial statements becoming available but not later than 120 days after the close of its fiscal year;

(2) an English language version of GLAI’s unaudited quarterly financial statements prepared in accordance with Brazilian GAAP promptly upon such financial statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year);

(3) simultaneously with the delivery of each set of financial statements referred to in clauses (1) and (2) above, an officers’ certificate stating whether a Default or Event of Default exists on the date of such certificate and, if a Default or Event of Default exists, setting forth the details thereof and the action which the Issuer and/or the Guarantors are taking or propose to take with respect thereto;

(4) without duplication, English language versions or summaries of such other reports or notices as may be filed or submitted by (and promptly after filing or submission by) the Issuer and/or the Guarantors with (a) the CVM, (b) the Luxembourg Stock Exchange or any other stock exchange on which the exchange notes may be listed or (c) the SEC (in each case, to the extent that any such report or notice is generally available to its security holders or the public in Brazil or elsewhere and, in the case of clause (c), is filed or submitted pursuant to Rule 12g3-2(b) under, or Section 13 or 15(d) of, the Exchange Act, or otherwise); and

(5) upon any director or executive officer of the Issuer or any Guarantor becoming aware of the existence of a Default or Event of Default, an officers’ certificate setting forth the details thereof and the action which the Issuer and/or such Guarantor are taking or propose to take with respect thereto.

Delivery of the above reports to the trustee is for informational purposes only and the trustee’s receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or the Guarantors’ compliance with any of their covenants in the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

An “Event of Default” occurs if:

(1) the Issuer defaults in any payment of interest (including any related additional amounts) on any exchange note when the same becomes due and payable, and such default continues for a period of 30 days;

(2) the Issuer defaults in the payment of the principal (including any related additional amounts) of any exchange note when the same becomes due and payable upon acceleration or redemption or otherwise;

(3) the Issuer or either Guarantor fails to comply with any of its covenants or agreements in the exchange notes or the indenture (other than those referred to in (1) and (2) above), and such failure continues for 60 days after the notice specified below;

(4) the Issuer, either Guarantor or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Issuer, either Guarantor or any such Significant Subsidiary (or the payment of which is guaranteed by the Issuer, such Guarantor or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default (“Payment Default”) or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, totals US$50 million (or the equivalent thereof at the time of determination) or more in the aggregate;

(5) one or more final judgments or decrees for the payment of money of US$50 million (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against the Issuer, either Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(6) an involuntary case or other proceeding is commenced against the Issuer, either Guarantor or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Issuer, either Guarantor or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect and such order is not being contested by the Issuer, either Guarantor or such Significant Subsidiary, as the case may be, in good faith or has not been dismissed, discharged or otherwise stayed, in each case within 60 days of being made;

(7) the Issuer, either Guarantor or any of its Significant Subsidiaries (i) commences a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, síndico, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer, either Guarantor or any of its Significant Subsidiaries or for all or substantially all of the property of the Issuer, either Guarantor or any of its Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors;

(8) any event occurs that under the laws of the Cayman Islands, Brazil or any political subdivision thereof or any other country has substantially the same effect as any of the events referred to in any of clause (6) or (7);

(9) any guarantee ceases to be in full force and effect, other than in accordance with the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its guarantee; or

(10) GLAI ceases to own directly 100% of the outstanding share capital of the Issuer.

A Default under clause (3) above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the exchange notes outstanding notify the Issuer and the Guarantors of the Default and the Issuer and the relevant Guarantor, as the case may be, do not cure such Default within the time specified after receipt of such notice.

The trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an attorney, authorized officer or agent of the trustee with direct responsibility for the indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the trustee by the Issuer or any holder.

If an Event of Default (other than an Event of Default specified in clause (6), (7) or (8) above) occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the exchange notes then outstanding may declare all unpaid principal of and accrued interest on all exchange notes to be due and payable immediately, by a notice in writing to the Issuer, and upon any such declaration such amounts will become due and payable immediately. If an Event of Default specified in clause (6), (7) or (8) above occurs and is continuing, then the principal of and accrued interest on all exchange notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provision for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Defeasance

The Issuer or any Guarantor may at any time terminate all of its obligations with respect to the exchange notes (“defeasance”), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain agencies in respect of exchange notes. The Issuer or any Guarantor may at any time terminate its obligations under certain covenants set forth in the indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the exchange notes issued under the indenture (“covenant defeasance”). In order to exercise either defeasance or covenant defeasance, the Issuer or such Guarantor must irrevocably deposit in trust, for the benefit of the holders of the exchange notes, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certificate delivered to the trustee, without consideration of any reinvestment, to pay the principal of, and interest on the exchange notes to redemption or maturity and comply with certain other conditions, including the delivery of opinions of U.S., Cayman Islands and Brazilian counsel as to certain tax matters (including to the effect that the holders of the exchange notes will not recognize income, gain or loss for U.S., Cayman Islands or Brazilian federal income tax purposes, as the case may be, as a result of such deposit and defeasance and will be subject to U.S., Cayman Islands or Brazilian federal income tax, as the case may be, on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred). In the case of defeasance or covenant defeasance, the guarantees will terminate.

Amendment, Supplement, Waiver

Subject to certain exceptions, the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the exchange notes then outstanding, and any past Default or Event of Default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder of an outstanding exchange note affected thereby, no amendment or waiver may:

(1) reduce the principal amount of or change the Stated Maturity of any payment on any exchange note;

(2) reduce the rate of any interest on any exchange note;

(3) reduce the amount payable upon redemption of any exchange note or change the time at which any exchange note may be redeemed;

(4) change the currency for payment of principal of, or interest or any additional amounts on, any exchange note;

(5) impair the right to institute suit for the enforcement of any right to payment on or with respect to any exchange note;

(6) waive certain payment defaults with respect to the exchange notes;

(7) reduce the principal amount of exchange notes whose holders must consent to any amendment or waiver;

(8) make any change in the amendment or waiver provisions which require each holder’s consent;

(9) modify or change any provision of the indenture affecting the ranking of the exchange notes or the guarantees in a manner adverse to the holders of the exchange notes; or

(10) make any change in the guarantees that would adversely affect the noteholders.

Provided that the provisions of the covenant described under the caption “—Repurchase of Exchange Notes Upon a Change of Control” may, except as provided above, be amended or waived with the consent of holders holding not less than 66 2/3% in aggregate principal amount of the exchange notes.

The holders of the exchange notes will receive prior notice as described under “—Notices” of any proposed amendment to the exchange notes or the indenture or any waiver described in the preceding paragraph. After an amendment or any waiver described in the preceding paragraph becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all holders of the exchange notes, or any defect therein, will not impair or affect the validity of the amendment or waiver.

The consent of the holders of the exchange notes is not necessary to approve the particular form of any proposed amendment or any waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

The Issuer, the Guarantors and the trustee may, without the consent or vote of any holder of the exchange notes, amend or supplement the indenture or the exchange notes for the following purposes:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to comply with the covenant described under “—Limitation on Consolidation, Merger or Transfer of Assets”;

(3) to add guarantees or collateral with respect to the exchange notes;

(4) to add to the covenants of the Issuer or the Guarantors for the benefit of holders of the exchange notes;

(5) to surrender any right conferred upon the Issuer or the Guarantors;

(6) to evidence and provide for the acceptance of an appointment by a successor trustee;

(7) to provide for the issuance of additional notes;

(8) to provide for any guarantee of the exchange notes, to secure the exchange notes or to confirm and evidence the release, termination or discharge of any guarantee of the exchange notes when such release, termination or discharge is permitted by the indenture;

(9) make any other change that does not materially and adversely affect the rights of any holder of the exchange notes or to conform the indenture to this “Description of the Exchange Notes”; or

(10) to comply with any applicable requirements of the SEC, including in connection with any required qualification of the indenture under the U.S. Trust Indenture Act of 1939, as amended.

Notices

For so long as exchange notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If exchange notes are issued in certificated form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the exchange notes at their registered addresses as they appear in the trustee’s records. For so long as the exchange notes are listed on the Luxembourg Stock Exchange (EuroMTF) and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the exchange notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort).

Trustee

The Bank of New York is the trustee under the indenture.

The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the indenture.

Except during the continuance of an Event of Default, the trustee needs to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The Issuer and its affiliates may from time to time enter into normal banking and trustee relationships with the trustee and its affiliates.

The trustee, the paying agents, the transfer agents, registrar and exchange agent make no representation regarding this Prospectus and Registration Statement, any supplement or the matters contained herein or therein.

Governing Law and Submission to Jurisdiction

The exchange notes, the indenture and the guarantees will be governed by the laws of the State of New York.

Each of the parties to the indenture will submit to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the exchange notes and the indenture. The Issuer and the Guarantors will appoint National Registered Agents, Inc., currently having an office at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as their authorized agent upon which process may be served in any such action.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer or the Guarantors under or in connection with the exchange notes and the guarantees, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) by any holder of a note in respect of any sum expressed to be due to it from the Issuer or the Guarantors will only constitute a discharge to the Issuer or the Guarantors, as the case may be, to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any exchange note, the Issuer and the Guarantors will indemnify such holder against any loss sustained by it as a result; and if the amount of United States dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting an exchange note, be deemed to have agreed to repay such excess. In any event, the Issuer and the Guarantors will indemnify the recipient against the cost of making any such purchase.

For the purposes of the preceding paragraph, it will be sufficient for the holder of an exchange note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantors, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of an exchange note and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any exchange note.

Certain Definitions

The following is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as other capitalized terms used herein for which no definition is provided.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Brazilian GAAP” means accounting practices prescribed by Brazilian Corporation Law, the rules and regulations issued by the CVM and the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), in each case as in effect from time to time.

“Capital Lease Obligations” means, with respect to any person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with Brazilian GAAP; the amount of such obligation will be the capitalized amount thereof, determined in accordance with Brazilian GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any person, any and all shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting), such person’s equity including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Change of Control” means:

(1) the direct or indirect sale or transfer of all or substantially all the assets of GLAI to another Person (in each case, unless such other Person is a Permitted Holder); or

(2) the consummation of any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, other than Permitted Holders) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of GLAI; or

(3) the first day on which a majority of the Board of Directors of GLAI consists of persons who were elected by shareholders who are not Permitted Holders.

“CVM” means the Brazilian Securities Commission, or Comissão de Valores Mobiliários.

“Debt” means, with respect to any person, without duplication:

(1) the principal of and premium, if any, in respect of (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by exchange notes, debentures, exchange notes or other similar instruments for the payment of which such person is responsible or liable;

(2) all Capital Lease Obligations of such person;

(3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business);

(4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(5) all Hedging Obligations of such person;

(6) all obligations of the type referred to in clauses (1) through (4) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other persons that are customers or suppliers of such person for which such person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such person does not, or is not required to, make payment in respect thereof);

(7) all obligations of the type referred to in clauses (1) through (5) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8) any other obligations of such person which are required to be, or are in such person’s financial statements, recorded or treated as debt under Brazilian GAAP.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Fitch” means Fitch Ratings, Ltd. and its successors.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each of (i) GLAI and GTA and (ii) any successor obligor under the guarantees pursuant to the covenant described under the caption “—Certain Covenants—Consolidation, Merger or Sale of Assets,” unless and until such Guarantor is released from its guarantee pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.

“Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

“holder” means the person in whose name a note is registered in the register.

“Lien” means any mortgage, pledge, security interest, encumbrance, conditional sale or other title retention agreement or other similar lien.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Permitted Holders” means any or all of the following:

(1) an immediate family member of Messrs. Constantino de Oliveira, Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino or any Affiliate or immediate family member thereof; immediate family member of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person; and

(2) any Person the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned at least 51% by Persons specified in clause (1).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency” means Moody’s or Fitch; or if Moody’s or Fitch, or both, are not making rating of the exchange notes publicly available, an internationally recognized U.S. rating agency or agencies, as the case may be, selected by us, which will be substituted for Moody’s or Fitch, or both, as the case may be.

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the exchange notes is under publicly announced consideration for possible down grade by either Rating Agency) after the date of public notice of a Change of Control, or of our intention or that of any Person to effect a Change of Control, the then-applicable rating of the exchange notes is decreased by each Rating Agency; provided that any such Rating Decline is in whole or in part in connection with a Change in Control.

“Significant Subsidiary” means any Subsidiary of GLAI (or any successor) which at the time of determination either (a) had assets which, as of the date of GLAI’s (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of GLAI’s (or such successor’s) total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of GLAI’s (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of GLAI’s (or such successor’s) total revenues on a consolidated basis for such period.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, in respect of any specified person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

TAXATION

The following discussion, subject to the limitations set forth below, describes material Cayman Islands, Brazilian, United States and European Union tax considerations relating to your ownership and disposition of exchange notes. This discussion does not purport to be a complete analysis of all tax considerations in Cayman Islands, Brazil, the United States or the European Union and does not address tax treatment of holders of exchange notes under the laws of other countries. Holders of exchange notes who are resident in countries other than Brazil, the United States, Cayman Islands and the European Union along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any exchange notes under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the exchange notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands laws, payments of interest and principal on the exchange notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the exchange notes, nor will gains derived from the disposal of the exchange notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

Stamp duty is payable in respect of the issue of the exchange notes if the exchange notes are executed in or otherwise brought into the Cayman Islands, e.g. for enforcement purposes. An instrument of transfer in respect of a note is stampable if executed in or brought into the Cayman Islands.

The Issuer has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

(1999 Revision)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concession Law (1999 Revision), the Governor in Cabinet undertakes with the Issuer (the “Company”):

1	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (1999 Revision).

3	These concessions shall be for a period of twenty years from the date of issue of the certificates.

Material Brazilian Tax Considerations

The following discussion is a general description of certain Brazilian tax aspects of the exchange notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003. Since the exchange notes will be issued abroad and will be registered in Luxembourg, we believe that the exchange notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil. In case the exchange notes are deemed to be located in Brazil, gains recognized by a Non-Brazilian Holder upon the sale or other disposition of the exchange notes to a Non-Brazilian Holder will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a tax haven, which is defined, for these purposes, as a country which does not impose any income tax or which imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership. The same tax effect can be applicable if the sale or disposition of the exchange notes is done to a resident in Brazil.

Because the Issuer is considered for Brazilian tax purposes as domiciled abroad, payments of interest or principal under the exchange notes made by the Issuer to a Non-Brazilian Holder are not subject to withholding taxes in Brazil, as long as such payments are made with funds held by such entity abroad.

Generally, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of 25%. Thus, if the Guarantors have to make any payments of interest under the exchange notes, such payments will be taxed at a rate not exceeding 25%.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by the Guarantors to Non-Brazilian Holders. Although the argument that such payments made by the Guarantors do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position.

In addition, payments made from Brazil are taxed with the temporary contribution on financial transactions (CPMF), which is levied at a rate of 0.38% on any Brazilian bank account withdrawals, and with tax of foreign exchange transactions (IOF/Câmbio), which is levied on the conversion of Brazilian currency into foreign currency at a current rate of 0% (although the Brazilian federal government may increase such rate up to 25%, but only with respect to future transactions).

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the exchange notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the exchange notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF EXCHANGE NOTES. PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

Material United States Federal Income Tax Considerations

The following discussion, subject to the limitations and conditions set forth herein, describes the material U.S. federal income tax considerations relevant to the exchange offer and ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is only applicable to U.S. Holders that hold exchange notes as “capital assets” (generally for investment purposes). This discussion does not address all aspects of U.S. federal income taxation that may be applicable to a U.S. Holder subject to special treatment under U.S. federal income tax law (including, but not limited to, banks, tax-exempt organizations, regulated investment companies, real estate investment trusts, insurance companies and dealers in securities or foreign currency, partnerships or other pass-through entities, holders who have a functional currency other than the U.S. dollar, or holders that hold exchange notes as part of a hedge, integrated, constructive sale, straddle or conversion transaction).

In addition, except as otherwise specifically provided above, there is no discussion of state, local, or non-U.S. tax consequences of the ownership or disposition of exchange notes. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and other pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF UNREGISTERED EXCHANGE NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES, BASED UPON THEIR PARTICULAR SITUATIONS, INCLUDING ANY CONSEQUENCES ARISING UNDER APPLICABLE STATE, LOCAL AND NON-U.S. TAX LAWS.

As used herein, the term “U.S. Holder” means a beneficial owner of exchange notes that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding exchange notes is urged to consult its tax advisors regarding the consequences of the ownership or disposition of exchange notes.

Exchange of Notes in the Exchange Offer

The exchange of the unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to United States Holders for United States federal income tax purposes. Consequently, a United States Holder will not recognize gain or loss upon the exchange of the unregistered note for an exchange note, the United States Holder’s adjusted tax basis in the exchange note immediately after the exchange will be the same as its adjusted tax basis in the corresponding unregistered note immediately before the exchange, and the United States Holder’s holding period in the exchange note will include the holding period in the unregistered note exchanged therefor.

Taxation of Payments of Interest and Additional Amounts

Interest paid on a note (including Additional Amounts) will be included in the gross income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting. A U.S. Holder will also be required to include in gross income any withholding tax paid with respect to interest on the exchange notes, including withholding tax on payments of Additional Amounts.

Interest received or accrued on the exchange notes and Additional Amounts generally will constitute foreign source income to U.S. Holders for U.S. foreign tax credit purposes. If Brazilian or other withholding taxes are imposed, U.S. Holders will be treated as having actually received an amount equal to the amount of such taxes and as having paid such amount to the relevant taxing authority. As a result, the amount of income included in gross income by a U.S. Holder may be greater than the amount of cash actually received by the U.S. Holder. Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Brazilian or other income taxes withheld by us. Alternatively, a U.S. Holder may elect to claim a deduction for such income taxes in computing its U.S. federal taxable income provided that the election shall apply to all foreign income taxes paid or accrued by the U.S. Holder for the taxable year. For purposes of the foreign tax credit limitation, foreign source income is classified in one of several “baskets,” and the credit for foreign taxes paid or accrued with respect to foreign source income in any basket is limited to U.S. federal income tax allocable to that income. In taxable years beginning after December 31, 2006, interest generally will constitute foreign source income in the “passive income” basket. The calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions involve the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should, therefore, consult their own tax advisors regarding the application of the U.S. foreign tax credit rules.

A U.S. Holder who purchases exchange notes at a premium in excess of its stated principal amount or at a discount should consult with its independent tax advisor about the potential application of the bond premium or market discount rules of the Code.

Sale, Redemption, Retirement and Other Taxable Disposition of the Exchange Notes

A U.S. Holder will generally recognize gain or loss on the sale, redemption, retirement or other taxable disposition of a note (including any deemed exchange of notes for “new” notes that might occur for U.S. federal income tax purposes as a result of an assumption of our obligations under the exchange notes by any person, as described under “Description of Exchange Notes—Covenants—Limitation on Consolidation, Merger or Transfer of Assets,” or as a result of significant modifications to the indenture as described under “Description of Exchange Notes—Amendment, Supplement, Waiver”) in an amount equal to the difference between (i) the amount of cash and the fair market value of property received by such U.S. Holder on such disposition (less any amounts attributable to accrued but unpaid interest which will be taxable as such), and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the acquisition cost of such note to the U.S. Holder, subject to adjustment for bond premium and market discount as required by the Code, decreased by the amount of any principal payments made on the note. Such gain or loss will generally be capital gain or loss subject to the market discount rules. Capital gains of certain non-corporate U.S. Holders, including individuals, derived with respect to capital assets held for over one year may be eligible for reduced rates of taxation. For example, the maximum rate of tax under current law for capital assets held for more than one year will generally be 15%. The deductibility of capital losses is subject to limitations.

In general, gain or loss recognized by a U.S. Holder on the sale, redemption, retirement or other taxable disposition of a note will be U.S.-source gain or loss. Accordingly, if Brazilian or other withholding tax is imposed on the sale or disposition of the exchange notes, a U.S. Holder may not be able to fully utilize its U.S. foreign tax credits in respect of such withholding tax unless such U.S. Holder has other foreign source income. Further, special rules may apply for exchange notes sold with accrued market discount or with unamortized bond premium. Prospective investors should consult their own tax advisors as to the U.S. federal income tax and foreign tax credit implications of such sale, redemption, retirement or other disposition of a note.

Backup Withholding and Information Reporting

In general, payments of principal and interest, and payments of the proceeds of sale, exchange or other disposition of exchange notes, paid within the United States or through certain United States-related financial intermediaries to a U.S. Holder may be subject to information reporting and backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) in the case of backup withholding, provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely provided to the IRS.

European Union Directive on Taxation of Savings Income

The European Union has adopted a Directive regarding the taxation of savings income (the “EU Tax Directive”). Countries that are member states of the European Union (“Member States”) are required to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange note. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

The Issuer is a company with limited liability incorporated under the laws of the Cayman Islands. As a result, it may not be possible for investors to effect service of process upon the Issuer within the United States or to enforce against the Issuer in United States courts judgments predicated upon the civil liability provisions of the securities laws of the United States. The Issuer has been informed by Maples & Calder, its legal advisor in the Cayman Islands, that the United States and the Cayman Islands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States securities laws, would, therefore, not be automatically enforceable in the Cayman Islands and there is doubt as to the enforceability in the Cayman Islands, in original actions or in actions for the enforcement of judgments of the United States courts, of liabilities predicated solely upon United States securities laws. The Issuer will appoint National Registered Agents, Inc. as its agent for service of process in the United States.

Brazil

GLAI and GTA are corporations organized under the laws of Brazil. Substantially all of their directors and officers and independent accountants, and some of the advisors named herein, reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or to enforce against them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

In the terms and conditions of the exchange notes, we will (1) agree that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, The City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the exchange notes and, for such purposes, irrevocably submit to the jurisdiction of such courts and (2) name an agent for service of process in the Borough of Manhattan, The City of New York. See “Description of the Exchange Notes.”

We have been advised by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to GLAI and GTA, that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of countries other than Brazil in respect of the guarantees, including the U.S. securities law, may be enforced in Brazil subject to certain requirements as described below. A judgment against us or any of our directors, officers, independent auditors or advisors obtained outside Brazil would be enforceable in Brazil against us or any such person without retrial or reexamination of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation, generally, will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation, or after sufficient evidence of the parties’ absence has been given;

•	is not subject to appeal;

•	is for a sum certain;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil, including the U.S. securities laws.

GLAI and GTA have also been advised that:

•	the ability of a judgment creditor to satisfy a judgment against us is limited by Brazilian bankruptcy, insolvency liquidation, reorganization and similar laws; and

•

civil actions may be brought before Brazilian courts based on the federal securities laws of the United States and that, subject to applicable law, Brazilian courts may enforce such liabilities in such actions against us (provided that the provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a note to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This note must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes offered and sold in this offering will be passed upon for us by Shearman & Sterling LLP. Certain matters of Brazilian law relating to the exchange notes and the guaranty will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, our Brazilian counsel. Certain matters of Cayman Islands law will be passed upon for us by Maples and Calder, Cayman Islands.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 incorporated herein by reference from GLAI’s Annual Report on Form 20-F for the year ended December 31, 2006 have been audited by Ernst & Young Auditores Independentes S.S., independent accountants, as stated in their report appearing therein. The condensed financial statements as of March 31 and June 30 of 2006 and 2007, incorporated herein by reference from GLAI’s reports on Form 6-K submitted on April 19, 2007 and August 9, 2007, have been subject to a limited review by Ernst & Young Auditores Independentes S.S., as stated in their reports appearing therein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Neither the laws of Brazil nor the Registrants’ by-laws or other constitutive documents provide for indemnification of directors or officers. The Registrants do not maintain liability insurance and have not entered into indemnity agreements which would insure or indemnify their respective directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 21.	Exhibits

(a)	The following documents are filed as part of this Registration Statement:

Exhibit Number	Description

3.1	Bylaws of GLAI

3.2	Bylaws of Gol Finance

4.1	Indenture, dated as of March 22, 2007, among Gol Finance, Gol Linhas Aéreas Inteligentes S.A., Gol Transportes Aéreos S.A., The Bank of New York, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent

4.2	Registration Rights Agreement, dated as of March 22, 2007, among Gol Finance, Gol Linhas Aéreas Inteligentes S.A., Gol Transportes Aéreos S.A., Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc.

4.3	Form of Global Note

5.1	Opinion of Shearman & Sterling LLP with respect to the exchange notes

5.2	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados with respect to the exchange notes

5.3	Opinion of Maples and Calder with respect to the exchange notes

8	Tax Opinion of Shearman & Sterling LLP

12	Computation of Ratio of Earnings to Fixed Changes

15	Letter regarding unaudited Condensed Consolidated interim financial information from Ernst & Young Auditores Independentes S.S.

21	List of subsidiaries

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of Shearman & Sterling LLP (contained in their opinion filed as Exhibit 5.1)

23.3	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados (contained in their opinion filed as Exhibit 5.2)

23.4	Consent of Maples and Calder (contained in their opinion filed as Exhibit 5.3)

24	Power of Attorney (included on signature pages)

25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Letter to Nominees

99.5	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Owner

(b)	Financial Statement Schedules: None

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on August 29, 2007.

GOL LINHAS AÉREAS INTELIGENTES S.A.

By:	/s/ Constantino de Oliveira Junior
	Name:	Constantino de Oliveira Junior
	Title:	President, Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Richard F. Lark, Jr.
	Name:	Richard F. Lark, Jr.
	Title:	Executive Vice President – Finance, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Constantino de Oliveira Junior, Constantino de Oliveira, Henrique Constantino, Joaquim Constantino Neto, Ricardo Constantino and Richard F. Lark, Jr., and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on August 29, 2007 in the capacities indicated:

Name	Title

/s/ Constantino de Oliveira Junior Constantino de Oliveira Junior	President and Chief Executive Officer (Principal Executive Officer)

/s/ Constantino de Oliveira Constantino de Oliveira	Chairman of the Board of Directors

/s/ Henrique Constantino Henrique Constantino	Director

/s/ Joaquim Constantino Neto Joaquim Constantino Neto	Director

/s/ Ricardo Constantino Ricardo Constantino	Director

/s/ Alvaro de Souza Alvaro de Souza	Director

/s/ Antonio Kandir Antonio Kandir	Director

/s/ Luiz Kaufmann Luiz Kaufmann	Director

/s/ Richard F. Lark, Jr. Richard F. Lark, Jr.	Executive Vice President – Finance, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

National Registered Agents, Inc.	Authorized Representative in the United States

By:	/s/ Gary Sherman
Gary Sherman
Authorized Representative

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on August 29, 2007.

GOL FINANCE

By:	/s/ Constantino de Oliveira Junior
	Name:	Constantino de Oliveira Junior
	Title:	President, Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Richard F. Lark, Jr.
	Name:	Richard F. Lark, Jr.
	Title:	Executive Vice President – Finance, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard F. Lark, Jr., as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on August 29, 2007 in the capacities indicated:

Name	Title

/s/ Constantino de Oliveira Junior Constantino de Oliveira Junior	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard F. Lark, Jr. Richard F. Lark, Jr.	Director and Executive Vice President – Finance, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

National Registered Agents, Inc.	Authorized Representative in the United States

By:	/s/ Gary Sherman
Gary Sherman
Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description
3.1	Bylaws of GLAI

3.2	Bylaws of Gol Finance

4.1	Indenture, dated as of March 22, 2007, among Gol Finance, Gol Linhas Aéreas Inteligentes S.A., Gol Transportes Aéreos S.A., The Bank of New York, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent

4.2	Registration Rights Agreement, dated as of March 22, 2007, among Gol Finance, Gol Linhas Aéreas Inteligentes S.A., Gol Transportes Aéreos S.A., Morgan Stanley & Co. Incoprorated and Citigroup Global Markets Inc.

4.3	Form of Global Note

5.1	Opinion of Shearman & Sterling LLP with respect to the exchange notes

5.2	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados with respect to the exchange notes

5.3	Opinion of Maples and Calder with respect to the exchange notes

8	Tax Opinion of Shearman & Sterling LLP

12	Computation of Ratio of Earnings to Fixed Changes

15	Letter regarding unaudited Condensed Consolidated interim financial information from Ernst & Young Auditores Independentes S.S.

21	List of subsidiaries

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of Shearman & Sterling LLP (contained in their opinion filed as Exhibit 5.1)

23.3	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados (contained in their opinion filed as Exhibit 5.2)

23.4	Consent of Maples and Calder (contained in their opinion filed as Exhibit 5.3)

24	Power of Attorney (included on signature pages)

25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Letter to Nominees

99.5	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Owner